UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                  )

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COCA-COLA BOTTLING CO. CONSOLIDATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: N/A

(2)	Form, Schedule or Registration Statement No.: N/A

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(4)	Date Filed: N/A

COCA-COLA BOTTLING CO. CONSOLIDATED

Notice of Annual Meeting

and

Proxy Statement

2014 Annual Meeting of Stockholders

May 13, 2014

Coca-Cola Bottling Co. Consolidated

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

March 31, 2014

Dear Stockholder:

On behalf of the Board of Directors and the management of Coca-Cola Bottling Co. Consolidated (the “Company”), I invite you to the 2014 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Eastern Time, on Tuesday, May 13, 2014 at the Company’s Corporate Center in Charlotte, North Carolina. Details regarding admission to the meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the Annual Meeting in person, I strongly encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The Proxy Statement explains more about voting. Please read it carefully.

Thank you for your continued support.

Sincerely,

J. Frank Harrison, III

Chairman and Chief Executive Officer

COCA-COLA BOTTLING CO. CONSOLIDATED

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

(704) 557-4400

Notice of 2014 Annual Meeting of Stockholders

March 31, 2014

To Stockholders of Coca-Cola Bottling Co. Consolidated:

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Coca-Cola Bottling Co. Consolidated (the “Company”) will be held at 9:00 a.m., Eastern Time, on Tuesday, May 13, 2014 at the Company’s Corporate Center located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211, for the purpose of voting on the following matters:

1.	To elect 12 directors;

2.	To approve, on an advisory basis, the compensation paid to the Company’s executive officers in fiscal 2013;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR items 1, 2 and 3. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. If you received a hard copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote via the Internet; (ii) vote by telephone; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares at the Internet site address listed on your Notice. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the holder of record to vote your shares.

Only stockholders of record at the close of business on March 17, 2014 will be entitled to vote at the Annual Meeting. The Proxy Statement and the 2013 Annual Report to Stockholders are available at www.proxyvote.com and at www.cokeconsolidated.com. On or about March 31, 2014, the Company will begin mailing to its stockholders the Proxy Statement, the accompanying proxy card or voting instruction form and the 2013 Annual Report to Stockholders, or a Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Umesh M. Kasbekar

Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on May 13, 2014.

The Proxy Statement and the 2013 Annual Report to Stockholders

are available at www.proxyvote.com.

PROXY STATEMENT

The Board of Directors (the “Board”) of Coca-Cola Bottling Co. Consolidated (“Coke Consolidated” or the “Company”) is providing these materials to you in connection with the 2014 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Eastern Time, on Tuesday, May 13, 2014 at Coke Consolidated’s Corporate Center located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

General Information

Why am I receiving these materials?

You have received these materials because the Board is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that Coke Consolidated is required to provide you under the Securities and Exchange Commission rules and regulations (the “SEC rules”) and is designed to assist you in voting your shares.

What is a proxy?

The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the stockholder’s specific voting instructions.

Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. For most stockholders, the Company has elected to mail a notice regarding the availability of proxy materials on the Internet, rather than sending a full set of these materials in the mail. The notice, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to stockholders beginning March 31, 2014, and the Company’s proxy materials were posted on the investor relations portion of the Company’s website, www.cokeconsolidated.com, and on the website referenced in the notice on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting copies.

What is included in these materials?

These materials include:

—	the Proxy Statement for the Annual Meeting; and

—	the 2013 Annual Report to Stockholders, which includes the Company’s audited consolidated financial statements.

If you received printed copies of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are three proposals scheduled to be voted on at the Annual Meeting:

—	the election of 12 directors;

—	the approval, on an advisory basis, of the compensation paid to the Company’s executive officers in fiscal 2013; and

—	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.

The Board is not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?

The Board unanimously recommends that you vote your shares:

—	“FOR” the election of each of the director nominees named in this Proxy Statement to the Board;

—	“FOR” the approval, on an advisory basis, of the Company’s executive compensation; and

—	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to:

—	stockholders of record as of the close of business on March 17, 2014;

—	holders of valid proxies for the Annual Meeting; and

—	invited guests.

Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid photo identification, such as a driver’s license or passport, and proof of stock ownership as of the record date.

When is the record date and who is entitled to vote?

The Board set March 17, 2014 as the record date. As of the record date, there were 7,141,447 shares of common stock outstanding and 2,129,862 shares of class B common stock outstanding. Each share of Coke Consolidated common stock outstanding on the record date is entitled to one vote and each share of Coke Consolidated class B common stock outstanding on the record date is entitled to 20 votes on all matters presented at the Annual Meeting.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Coke Consolidated stock is reflected directly on the books and records of the Company’s transfer agent, American Stock Transfer & Trust Company, LLC. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. Coke Consolidated only has access to ownership records for the registered shares. If you are not a stockholder of record and you wish to attend the Annual Meeting, the Company will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your bank, broker or other nominee or a copy of your notice or voting instruction form.

How do I vote?

You may vote by any of the following methods:

—

In person.  Stockholders of record and beneficial owners of shares held in street name may vote in person at the Annual Meeting. If you hold shares in street name, you must also obtain a legal proxy from the stockholder of record to vote in person at the meeting.

—

By phone or via the Internet.  Stockholders of record may vote by proxy, by phone or via the Internet, by following the instructions included in the proxy card provided. If you are a beneficial owner of shares held in street name, your ability to vote by phone or via the Internet depends on the voting procedures of the stockholder of record (e.g., your bank, broker or other nominee). Please follow the directions included in the voting instruction form provided to you by the stockholder of record.

—	By mail. Stockholders of record and beneficial owners of shares held in street name may vote by proxy by completing, signing, dating and returning the proxy card or voting instruction form provided.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your vote as follows:

—

Stockholders of record.  You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to Coca-Cola Bottling Co. Consolidated c/o Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211; (ii) delivering a proxy bearing a later date using any of the voting methods described in the immediately preceding Q&A, including by phone or via the Internet, and until the applicable deadline for each method; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the meeting. For all methods of voting, the last vote cast will supersede all previous votes.

—

Beneficial owners of shares held in “street name.”  You may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the Annual Meeting and voting in person.

What happens if I do not give specific voting instructions?

Stockholders of record.  If you are a stockholder of record and you vote by proxy, by phone, via the Internet or by signing, dating and returning a proxy card, without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.”  If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”) and the approval, on an advisory basis, of the Company’s executive compensation (“Proposal 2”) are matters considered non-routine under applicable rules. A bank, broker or other nominee cannot vote without instructions on non-routine matters; as a result, there may be broker non-votes on Proposals 1 and 2.

The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014 (“Proposal 3”) is a matter considered routine under applicable rules. A bank, broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to occur in connection with Proposal 3.

What is the voting requirement to approve each of the proposals?

—

Proposal 1, Election of Directors.  The 12 nominees for the Board receiving the highest number of affirmative votes of the shares of Coke Consolidated common stock and class B common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected as directors. There is no cumulative voting with respect to the election of directors.

—

Proposal 2, Advisory Vote to Approve Executive Compensation.  Advisory approval of the compensation paid to the Company’s executive officers in fiscal 2013 requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated common stock and class B common stock present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting.

—

Proposal 3, Ratification of the Appointment of Independent Registered Public Accounting Firm.  Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014 requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated common stock and class B common stock present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting.

—

Other Items.  For any other matters, the affirmative vote of a majority of the total votes of all shares of Coke Consolidated common stock and class B common stock present, in person or by proxy, and entitled to vote on the item at the Annual Meeting.

What is the quorum for the Annual Meeting? How are withhold votes, abstentions and broker non-votes treated?

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of Coke Consolidated common stock and class B common stock voting together as a class is necessary for the transaction of business at the Annual Meeting. Your shares are counted as being present if you vote in person at the Annual Meeting, by telephone, via the Internet, or by submitting a properly executed proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum for the Annual Meeting; however, broker non-votes are not counted as present for the purpose of determining a quorum for Proposal 1.

If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors and the advisory vote to approve the Company’s executive compensation are non-routine matters. Consequently, without your voting instructions, your brokerage firm cannot vote your shares on these proposals. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014 should be considered a routine matter.

With respect to Proposal 1, the election of directors, withhold votes, broker non-votes and abstentions will have no effect on the outcome of the proposal.

With respect to Proposals 2 and 3, the advisory vote to approve the Company’s executive compensation and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014, an abstention will be counted as a vote present and entitled to vote on the proposals and will have the same effect as a vote against the proposals, and a broker non-vote will not be considered entitled to vote on these proposals and will therefore have no effect on their outcome.

Who pays for solicitation of proxies?

The Company is paying the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email. The Company has retained Broadridge Financial Solutions to aid in the solicitation of proxies with respect to shares of stock held by brokers, financial institutions, and other custodians, fiduciaries and holders of record for a fee of approximately $1,000, plus expenses. The Company will reimburse its transfer agent, brokers, financial institutions, and other custodians, fiduciaries and holders of record for their reasonable costs in sending proxy materials to stockholders.

What are the expected voting results?

The Company expects each of the proposals of the Board to be approved by the stockholders. The Board has been informed that J. Frank Harrison, III intends to vote an aggregate of 2,129,560 shares of Coke Consolidated’s class B common stock (representing 42,591,200 votes and an aggregate of 85.6% of the total voting power of common stock and class B common stock together as of the record date) “FOR” the election of each of the Board’s nominees for director, “FOR” the approval, on an advisory basis, of the Company’s executive compensation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary or final voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the completion of the meeting.

Security Ownership of Directors and Executive Officers

The following table shows the number of shares of Coke Consolidated common stock and class B common stock beneficially owned on March 17, 2014 by each director, nominee for director, named executive officer and all directors and executive officers as a group. As of March 17, 2014, a total of 7,141,447 shares of common stock and 2,129,862 shares of class B common stock were outstanding. Information about the beneficial ownership of the common stock and class B common stock owned by Mr. Harrison is shown on page 7.

Name	Class	Amount and Nature of Beneficial Ownership		Percentage of Class
H.W. McKay Belk	Common Stock	320	(1)	*
Robert G. Chambless	Common Stock	0		—
Alexander B. Cummings, Jr.	Common Stock	0		—
Sharon A. Decker	Common Stock	0		—
William B. Elmore	Common Stock	0		—
Morgan H. Everett	Common Stock	0	(2)	—
Deborah H. Everhart	Common Stock	0	(3)	—
Henry W. Flint	Common Stock	0		—
James E. Harris	Common Stock	0		—
William H. Jones	Common Stock	100	(4)	*
James H. Morgan	Common Stock	0		—
John W. Murrey, III	Common Stock	1,000		*
Dennis A. Wicker	Common Stock	0		—
Directors, nominees for director and executive officers as a group (excluding Mr. Harrison) (20 persons)	Common Stock	1,426		*

*	Less than 1% of the outstanding shares of such class.

(1)	Includes 100 shares held by Mr. Belk as custodian for certain of his children.

(2)	Excludes 535,178 shares of class B common stock held by the JFH Family Limited Partnership—FH1 and 78,596 shares of class B common stock held by a trust of which Ms. Everett is one of the beneficiaries. Ms. Everett has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

(3)	Excludes 535,178 shares of class B common stock held by the JFH Family Limited Partnership—DH1 and 78,595 shares of class B common stock held by a trust for the benefit of Ms. Everhart. Ms. Everhart has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

(4)	Held jointly with his spouse.

Principal Stockholders

The following table provides information about the beneficial ownership of Coke Consolidated common stock and class B common stock as of March 17, 2014 by each person that owned more than 5% of Coke Consolidated common stock or class B common stock as of such date:

Name and Address of Beneficial Owner	Class	Number of Shares and Nature of Beneficial Ownership		Percentage of Class(1)	Total Votes	Percentage of Total Votes(1)
J. Frank Harrison, III,	Common Stock	2,129,560(2)		23.0%	42,591,200	85.6%
J. Frank Harrison Family, LLC and three Harrison Family Limited Partnerships, as a group 4100 Coca-Cola Plaza Charlotte, NC 28211	Class B Common Stock	2,129,560(3)	(4)	99.99%
The Coca-Cola Company	Common Stock	2,482,165(5)		34.8%	2,482,165	5.0%
One Coca-Cola Plaza Atlanta, GA 30313
FMR LLC	Common Stock	447,484(6)		6.3%	447,484	0.9%
245 Summer Street Boston, MA 02210
T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc.	Common Stock	408,890(7)		5.7%	408,890	0.8%
100 E. Pratt Street Baltimore, MD 21202

(1)	A total of 7,141,447 shares of common stock and 2,129,862 shares of class B common stock were outstanding on March 17, 2014. The percentage of Coke Consolidated common stock owned by J. Frank Harrison, III shown in the “Percentage of Class” column assumes conversion of all 2,129,560 shares of class B common stock beneficially owned as described in note (3) that are convertible into shares of common stock. The percentages of Coke Consolidated common stock owned by The Coca-Cola Company and the other persons identified in the table that owned more than 5% of Coke Consolidated common stock as of March 17, 2014 do not assume such conversion has occurred.

(2)	Consists of 2,129,560 shares of class B common stock beneficially owned as described in note (3) that are convertible into shares of common stock.

(3)	Consists of (a) a total of 1,605,534 shares of class B common stock held by the JFH Family Limited Partnership—FH1, the JFH Family Limited Partnership—SW1 and the JFH Family Limited Partnership—DH1 (collectively, the “Harrison Family Limited Partnerships”), as to which Mr. Harrison in his capacity as the Consolidated Stock Manager of the J. Frank Harrison Family, LLC (the general partner of each of the Harrison Family Limited Partnerships) has sole voting and investment power, (b) 235,786 shares of class B common stock held by certain trusts established for the benefit of certain relatives of the late J. Frank Harrison, Jr. as to which Mr. Harrison has sole voting and investment power, and (c) 288,240 shares of class B common stock held directly by Mr. Harrison as to which he has sole voting and investment power.

(4)	The trusts described in note (3)(b) have the right to acquire 292,386 shares of class B common stock from Coke Consolidated in exchange for an equal number of shares of common stock. In the event of such an exchange, Mr. Harrison would have the sole voting and investment power over the shares of class B common stock. The trusts do not own any shares of common stock with which to make the exchange, and any purchase of common stock would require approval by the trustees of the trusts. Accordingly, the table does not include shares related to this exchange right.

(5)	This information is derived from Amendment No. 28 to Schedule 13D filed jointly by The Coca-Cola Company, The Coca-Cola Trading Company LLC, Coca-Cola Oasis LLC and Carolina Coca-Cola

Bottling Investments, Inc. on April 16, 2013. Such entities have shared power to vote and dispose of 2,482,165 shares of Coke Consolidated common stock.

(6)	FMR LLC stated in Amendment No. 4 to Schedule 13G filed on February 14, 2014 (“Amendment No. 4”) that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940 (the “Investment Advisers Act”), is the beneficial owner of 272,852 shares of common stock as a result of acting as investment adviser to various investment companies (the “Funds”) registered under the Investment Company Act of 1940 (the “Investment Company Act”). Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of the 272,852 shares owned by the Funds. Fidelity SelectCo, LLC (“SelectCo”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act, is the beneficial owner of 84,592 shares of common stock as a result of acting as investment adviser to various investment companies (the “SelectCo Funds” and, together with the Funds, the “Fidelity Funds”) registered under the Investment Company Act. Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of the 84,592 shares owned by the SelectCo Funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity and SelectCo carry out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

FMR LLC also stated in Amendment No. 4 that Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act, is the beneficial owner of 90,040 shares of common stock as a result of serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under the Investment Company Act. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 90,040 shares and sole power to vote or to direct the voting of 90,040 shares of common stock owned by the institutional accounts or funds advised by PGALLC.

(7)	These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. which owns 386,500 shares representing 5.4% of the shares outstanding, for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Such information is derived solely from Amendment No. 5 to Schedule 13G filed by Price Associates and T. Rowe Price Small-Cap Value Fund, Inc. on February 10, 2014, and information provided directly to the Company by Price Associates.

Proposal 1: Election of Directors

The Board has nominated 12 directors for election at the Annual Meeting to hold office until the next annual meeting of stockholders and the election of their successors. All of the nominees are currently serving as directors and were elected to the Board at last year’s annual meeting of stockholders. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the 12 nominees named in this Proxy Statement.

The 12 nominees for the Board receiving the highest number of affirmative votes of the shares of Coke Consolidated common stock and class B common stock present, in person or by proxy, and entitled to vote for them will be elected as directors to serve until the next annual meeting of stockholders.

The Board unanimously recommends a vote FOR each of the 12 nominees listed below.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” each of the following nominees.

Nominees for Director

Listed below are the 12 persons nominated for election to the Board. The following paragraphs include information about each director nominee’s business background, as furnished to the Company by the nominee, and additional experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve on the Board.

Name	Age	Principal Occupation	Director Since
J. Frank Harrison, III	59	Chairman of the Board and Chief Executive Officer of Coke Consolidated	1986
H.W. McKay Belk	57	Managing Director, HWMB Advisors, LLC	1994
Alexander B. Cummings, Jr.	57	Executive Vice President and Chief Administrative Officer, The Coca-Cola Company	2010
Sharon A. Decker	57	Secretary of Commerce for the State of North Carolina	2001
William B. Elmore	58	Vice Chairman of Coke Consolidated	2001
Morgan H. Everett	32	Community Relations Director of Coke Consolidated	2011
Deborah H. Everhart	53	Affiliate Broker, Real Estate Brokers LLC	2003
Henry W. Flint	59	President and Chief Operating Officer of Coke Consolidated	2007
William H. Jones	58	President, Columbia International University	2011
James H. Morgan	66	Chairman of the Board, Chief Executive Officer and President, Krispy Kreme Doughnuts, Inc.	2008
John W. Murrey, III	71	Assistant Professor, Appalachian School of Law (Retired)	1993
Dennis A. Wicker	61	Partner, Nelson Mullins Riley & Scarborough LLP	2001

J. Frank Harrison, III

Mr. Harrison is the Chairman of the Board and Chief Executive Officer of Coke Consolidated. Mr. Harrison served as Vice Chairman of the Board from November 1987 through his election as Chairman in December 1996 and was appointed as Chief Executive Officer in May 1994. He was first employed by the Company in 1977 and has served as a Division Sales Manager and as a Vice President.

Mr. Harrison brings extensive business, managerial and leadership experience to the Company’s Board. With over 35 years of experience with Coke Consolidated, Mr. Harrison provides the Board with a vital understanding and appreciation of the Company’s business. His strong leadership skills have been demonstrated through his service as Chief Executive Officer since 1994 and as the Chairman of the Board since 1996. He is also the controlling stockholder of Coke Consolidated and, as a member of the founding family of Coke Consolidated, maintains a unique position within the Coca-Cola system.

H.W. McKay Belk

Mr. Belk is the Managing Director of HWMB Advisors, LLC, a business consulting firm. Previously, he served as Vice Chairman of Belk, Inc., an operator of retail department stores, from August 2010 until his retirement in January 2012. Prior to that, Mr. Belk served as President and Chief Merchandising Officer of Belk, Inc. from May 2004 until August 2010 and as President, Merchandising, Marketing and Merchandise Planning of Belk, Inc. from May 1998 until May 2004. Mr. Belk served as President and Chief Merchandise Officer of Belk Stores Services, Inc., a provider of services to retail department stores, from March 1997 to April 1998. Mr. Belk served as President, Merchandise and Sales Promotion of Belk Stores Services, Inc. from April 1995 through March 1997. Mr. Belk is also a director of Belk, Inc.

Mr. Belk’s significant business experience, including executive, operational and marketing roles with Belk, Inc. and Belk Stores Services, Inc., and service as a director and executive committee member of Belk, Inc. qualify him for service as a member of the Company’s Board. Mr. Belk has been a valuable member and contributor to the Board since 1994.

Alexander B. Cummings, Jr.

Mr. Cummings is Executive Vice President and Chief Administrative Officer of The Coca-Cola Company. Mr. Cummings joined The Coca-Cola Company in 1997 as Deputy Region Manager, Nigeria. In 2000, he was named President of the North & West Africa Division. In March 2001, he became President of the Africa Group, responsible for The Coca-Cola Company’s operations in Africa, and served in this capacity until June 2008. Mr. Cummings was appointed Chief Administrative Officer of The Coca-Cola Company effective July 2008, and was elected Executive Vice President effective October 2008. Mr. Cummings currently serves on the boards of C.A.R.E. and Clark Atlanta University, and he has previously served on the Advisory Board of The African Presidential Archives & Research Center, The Corporate Council on Africa, The African-America Institute and The Center for Global Development’s Commission on U.S. Policy toward Low-Income Poorly Performing States. Mr. Cummings also served on the board of directors of Coca-Cola Hellenic Bottling Co., a publicly traded (Athens and NYSE) bottler of The Coca-Cola Company, from September 2006 to December 2010.

Mr. Cummings’ experience and position with The Coca-Cola Company, deep knowledge of the beverage industry and extensive international background in business and community affairs uniquely qualify him to serve as a member of the Company’s Board.

Sharon A. Decker

Ms. Decker was appointed Secretary of Commerce for the State of North Carolina in January 2013. Prior to that, she had been the Chief Executive Officer of The Tapestry Group, a faith based non-profit organization, since September 2004, and the Chief Executive Officer of North Washington Street Properties, a community redevelopment company, since October 2004. Ms. Decker served as the President of The Tanner Companies, a direct seller of women’s apparel, from August 2002 to September 2004. From August 1999 to July 2002, she was President of Doncaster, a division of The Tanner Companies. Ms. Decker was President and Chief Executive Officer of the Lynnwood Foundation, which created and manages a conference facility and leadership institute, from 1997 until 1999. From 1980 until 1997, she served Duke Energy Corporation in a number of capacities, including as Corporate Vice President and Executive Director of the Duke Power Foundation. Ms. Decker currently serves on the board of directors of Family Dollar Stores, Inc., a discount retailer, and was a director of SCANA Corporation, a diversified utility company, until 2013.

Ms. Decker brings to the Board a unique and valuable perspective from the numerous executive and leadership positions she has held across a broad range of fields, including non-profit organizations and large public companies. Ms. Decker’s diverse executive experience and extensive experience serving on multiple boards qualify her to serve as a member of the Company’s Board.

William B. Elmore

Mr. Elmore is the Vice Chairman of the Board of Coke Consolidated, a position he has held since August 2012. Prior to such appointment, Mr. Elmore served as President and Chief Operating Officer from January 2001 to August 2012. He was Vice President, Value Chain from July 1999 to December 2000, Vice President, Business Systems from August 1998 to June 1999, Vice President, Treasurer from June 1996 to July 1998 and Vice President, Regional Manager for the Virginia, West Virginia and Tennessee Divisions from August 1991 to May 1996.

Mr. Elmore has served Coke Consolidated in numerous capacities, including high-level leadership roles, for over 20 years, providing him with an essential understanding of the Company’s business and history as well as significant knowledge of the beverage industry. Mr. Elmore’s industry expertise and his years of business, financial, managerial, executive and board experience with Coke Consolidated make him a valuable member of the Company’s Board.

Morgan H. Everett

Ms. Everett is the Community Relations Director of Coke Consolidated, a position she has held since January 2009. She has been an employee of Coke Consolidated since October 2004. Ms. Everett graduated from Southern Methodist University with a B.A. in Communications in 2003, and she is a member of the founding family of Coke Consolidated.

Ms. Everett’s past service to Coke Consolidated, including experience in the operations of Coke Consolidated, and her education qualify her to serve as a member of the Company’s Board. Ms. Everett’s service on the Board also adds to the diversity of the Board in both demographics and perspective.

Deborah H. Everhart

Ms. Everhart has been an affiliate broker with Real Estate Brokers LLC, a real estate brokerage firm in Chattanooga, Tennessee, since January 2013. Prior to that, she was an affiliate broker with two other real estate brokerage firms located in Chattanooga, Tennessee, Assist2Sell (from September 2009 to December 2012) and Fletcher Bright Company (from February 1997 to September 2009).

Ms. Everhart has provided the Board with dedicated service for 10 years. Her business acumen and board experience make her a valuable addition to the Company’s Board. Ms. Everhart is also a member of the founding family of Coke Consolidated and holds a significant pecuniary interest in the stock of Coke Consolidated.

Henry W. Flint

Mr. Flint is President and Chief Operating Officer of Coke Consolidated, positions he has held since August 2012. Mr. Flint served as the Vice Chairman of the Board of Coke Consolidated from April 2007 to August 2012. Prior to that, he was Executive Vice President and Assistant to the Chairman from July 2004 to April 2007. Mr. Flint also served as Secretary of Coke Consolidated from March 2000 to August 2012. Mr. Flint was Co-Managing Partner of the law firm of Kennedy Covington Lobdell & Hickman, L.L.P. from January 2000 to July 2004, a firm with which he was associated since 1980. Mr. Flint received a Master’s degree in Business Administration from The University of Virginia Darden School of Business.

Mr. Flint’s long-standing service to Coke Consolidated and his managerial expertise make him a valuable member of the Company’s Board and qualify him for service on the Board. Mr. Flint’s graduate business degree and legal background provide the Board a valuable perspective on many of the issues that face the Company and make him a valuable addition to a well-rounded Board.

William H. Jones

Dr. Jones has served as President of Columbia International University, a university with an enrollment of over 1,250 students, since 2007. Prior to accepting the role of President, Dr. Jones served in senior roles as Provost and Senior Vice President of Columbia International University, where he also taught for 21 years. Since 2007, Dr. Jones has served as a member of the Board of Trustees and Finance Committee of the South Carolina Independent Colleges and Universities. Dr. Jones also serves as Chair of the International Leadership Team of Crossover Communications International, a missions agency he cofounded that ministers in 20 countries.

Dr. Jones’ demonstrated leadership skills, board experience, academic credentials and success in managing an academic institution qualify him for service on the Company’s Board. Dr. Jones’ strong character and experience in matters of ethics also qualify him for service on the Board.

James H. Morgan

Mr. Morgan has served as Chairman of Krispy Kreme Doughnuts, Inc., a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, since January 2005, as Chief Executive Officer since January 2008 and as President since April 2012. Mr. Morgan also previously served as President of Krispy Kreme from January 2008 to November 2011. Mr. Morgan served as Vice Chairman of Krispy Kreme from March 2004 to January 2005. From 2001 to 2008, Mr. Morgan served as Chairman of Covenant Capital, LLC, an investment management firm. Previously, Mr. Morgan served as a consultant for Wachovia Securities, Inc., a securities and investment banking firm, from January 2000 to May 2001. From April 1999 to December 1999, Mr. Morgan was Chairman and Chief Executive Officer of Wachovia Securities, Inc. Mr. Morgan was employed by Interstate/Johnson Lane, an investment banking and brokerage firm, from 1990 to 1999 in various capacities, including as Chairman and Chief Executive Officer.

As the current Chief Executive Officer of Krispy Kreme Doughnuts, Inc. and a former executive at several major public and private companies, Mr. Morgan provides the Board with significant leadership and executive experience. Mr. Morgan’s proven leadership capability and his extensive knowledge of the complex financial and operational issues facing large companies qualify him to serve as a member of the Company’s Board.

John W. Murrey, III

Mr. Murrey was an Assistant Professor at Appalachian School of Law in Grundy, Virginia from August 2003 until May 2013. Mr. Murrey was of counsel to the law firm of Shumacker Witt Gaither & Whitaker, P.C., in Chattanooga, Tennessee until December 2002, a firm with which he was associated since 1970. Mr. Murrey is a director of The Dixie Group, Inc., a carpet manufacturer, and previously was a director of U.S. Xpress Enterprises, Inc. from 2003 until 2007.

Mr. Murrey’s longstanding quality service as a member of the Company’s Board as well as his significant experience serving on the boards of directors of other companies give him an understanding of the role of a board of directors and qualify him to serve on the Company’s Board. Mr. Murrey’s legal background also adds to the diversity of the Board. Mr. Murrey has been a valuable member and contributor to the Company’s Board since 1993.

Dennis A. Wicker

Mr. Wicker has been a partner in the law firm of Nelson Mullins Riley & Scarborough LLP in its Raleigh, North Carolina office since November 2009. From April 2008 to November 2009, he was a partner in the law firm of SZD Wicker, LPA. From 2001 until 2008, Mr. Wicker was a partner in the Raleigh, North Carolina office of the law firm of Helms Mulliss & Wicker, PLLC. He served as Lt. Governor of the State of North Carolina from 1993 to 2001. Mr. Wicker also previously served as Chairman of the State Board of Community Colleges and as Chairman of North Carolina’s Technology Council. Mr. Wicker currently serves on the board of directors of First Bancorp, a bank holding company, and was a director of Air T, Inc., an air transportation services company, until 2013.

Mr. Wicker’s leadership skills, years of high quality service on Coke Consolidated’s Board, service on the boards of directors of First Bancorp and Air T, Inc. and experience in public service qualify him for service on the Company’s Board.

Coke Consolidated is party to an Amended and Restated Stock Rights and Restrictions Agreement, dated February 19, 2009, with The Coca-Cola Company and J. Frank Harrison, III. Under the agreement, The Coca-Cola Company has the right to designate one person for nomination to the Company’s Board, and Mr. Harrison and trustees of certain trusts established for the benefit of certain relatives of the late J. Frank Harrison, Jr. have agreed to vote shares of Coke Consolidated’s stock that they control for the election of such designee. Mr. Cummings has been The Coca-Cola Company’s designee on the Company’s Board since March 2010.

J. Frank Harrison, III and Deborah H. Everhart are brother and sister. J. Frank Harrison, III and Morgan H. Everett are father and daughter. Deborah H. Everhart and Morgan H. Everett are aunt and niece. In accordance with the operating agreement of the J. Frank Harrison Family, LLC and certain trusts established for the benefit of certain relatives of the late J. Frank Harrison, Jr., Mr. Harrison intends to vote the shares of Coke Consolidated’s stock owned or controlled by such entities for the election of Ms.  Everhart to the Board.

Corporate Governance

The Board of Directors

Coke Consolidated is governed by the Board and its various committees. The Board and its committees have general oversight responsibility for the affairs of the Company. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s stockholders.

Director Independence

The Board determines the independence of its members based on the standards specified by The NASDAQ Stock Market (“NASDAQ”). The Board has reviewed the relationships between Coke Consolidated and each director to determine compliance with the NASDAQ independence standards. Based on its review, the Board has determined that the following six directors and director nominees, comprising one-half of the Board, are independent: H.W. McKay Belk, Sharon A. Decker, William H. Jones, James H. Morgan, John W. Murrey, III and Dennis A. Wicker. The Board is not required to be comprised of a majority of independent directors because Coke Consolidated qualifies as a “controlled company” under NASDAQ standards. Coke Consolidated qualifies as a controlled company because more than 50% of its voting power is controlled by the Chairman and Chief Executive Officer (the “Controlling Stockholder”). NASDAQ adopted its “controlled company” rule in recognition of the fact that a majority stockholder may control the selection of directors and certain key decisions of a company through his or her ownership rights.

The Board has determined that each member of the Audit Committee and Compensation Committee (see membership information below under “Board Committees”) is independent.

In conducting its review of director independence, the Board reviewed the following transactions, relationships or arrangements. All matters described below are within the NASDAQ independence standards.

Name	Matter Considered
Sharon A. Decker	De minimis payment by Coke Consolidated to The Tapestry Group, of which Ms. Decker was the Chief Executive Officer until January 2013.
William H. Jones	De minimis charitable contributions by Coke Consolidated to Columbia International University and an affiliate of Columbia International University. Mr. Jones is the President of Columbia International University.
James H. Morgan	Ordinary course beverage sales, the lease of excess warehouse space at Coke Consolidated’s Roanoke, Virginia facility and the provision of transportation and transportation related services to Krispy Kreme Doughnuts, Inc., of which Mr. Morgan is the Chairman, Chief Executive Officer and President.
Dennis A. Wicker	Ordinary course beverage sales to Nelson Mullins Riley & Scarborough LLP, of which Mr. Wicker is a law partner.

The Board did not consider transactions with entities in which a director or immediate family member served only as a trustee or director because the Board believes that the nature of the separate relationships the Company and the director or an immediate family member each have with these organizations would not interfere with the exercise of independent judgment in carrying out the responsibilities of an independent director. The Board also did not consider de minimis amounts of entertainment of directors paid for by employee-directors or executive officers.

The independent members of the Board meet at least twice each year in executive session without the other directors.

Board Leadership Structure

The Board does not have a general policy regarding the separation of the roles of Chairman and Chief Executive Officer, or CEO. The Company’s Amended and Restated Bylaws permit these positions to be held by the same person, and the Board believes that it is in the best interests of Coke Consolidated to retain flexibility in determining whether to separate or combine the roles of Chairman and CEO based on the Company’s circumstances at a particular time.

Mr. Harrison currently serves as both the Chairman of the Board and the CEO of Coke Consolidated. The Board has determined that it is appropriate for Mr. Harrison to serve as both Chairman and CEO (i) in recognition of Mr. Harrison’s ownership of a controlling equity interest in Coke Consolidated and unique position within the Company and the Coca-Cola system and (ii) because it provides an efficient structure that permits the Company to present a unified vision to its constituencies.

The Board has appointed Mr. Wicker to serve as its Lead Independent Director. The Lead Independent Director (i) presides over all meetings of the independent directors in executive session, (ii) serves as a liaison between the Chairman of the Board and the independent directors, (iii) has authority to call meetings of the independent directors and (iv) serves as a contact person to facilitate communications between employees, stockholders and others with the independent directors.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, Executive Committee, Finance Committee and Employee Benefits Committee. Committee members and committee chairs are appointed by the Board. The members of these committees are identified in the following table:

Director	Audit	Compensation	Executive	Finance	Employee Benefits
J. Frank Harrison, III			Chairman	Chairman
H.W. McKay Belk	X	X	X
Alexander B. Cummings, Jr.				X
Sharon A. Decker	X				X
William B. Elmore					Chairman
Morgan H. Everett				X	X
Deborah H. Everhart				X
Henry W. Flint			X	X	X
William H. Jones	X			X
James H. Morgan	Chairman	X		X
John W. Murrey, III					X
Dennis A. Wicker	X	Chairman	X

Each committee of the Board functions pursuant to a written charter adopted by the Board. The Company does not include the committee charters on its corporate website. A copy of the Audit Committee Charter was attached to the Company’s proxy statement for its 2013 Annual Meeting of Stockholders as Appendix A. Copies of the Compensation Committee Charter and the Executive Committee Charter were attached to the Company’s proxy statement for its 2012 Annual Meeting of Stockholders as Appendix A and B, respectively.

The following table provides information about the operation and key functions of each Board committee:

Committee	Functions and Additional Information	Number of Meetings in Fiscal 2013
Audit Committee

•         Acts on behalf of the Board in its oversight of accounting and financial reporting processes, internal controls and internal audit functions.

•         Oversees compliance with significant regulatory requirements.

•         Assists the Board in its oversight of enterprise risk management.

•         Reviews and approves or ratifies related person transactions.

•         The Board has determined that Mr. Morgan is an “audit committee financial expert” within the meaning of the SEC rules and that Mr. Morgan is “independent” as that term is defined under Rule 10A-3(b)(1) of the Exchange Act and the NASDAQ independence standards.

•         Reports regularly to the Board.

		5
Compensation Committee	• Administers the executive compensation plans. • Reviews and establishes the compensation of the executive officers and makes recommendations to the Board concerning executive compensation. • Reviews and approves the compensation of the members of the Board. • Reviews and approves employment offers and arrangements, change of control arrangements and other benefits for each executive officer. • Oversees regulatory compliance and risk regarding compensation matters. • Reports regularly to the Board.	2

Committee	Functions and Additional Information	Number of Meetings in Fiscal 2013
Executive Committee	• Assists the Board in handling matters that need to be addressed before the next scheduled Board meeting. • Identifies, evaluates and recommends director candidates to the Board. • Reports regularly to the Board.	1
Finance Committee	• Reviews and approves policies related to financial affairs, including policies regarding the management of material financial risks and borrowing transactions. • Reviews and approves policies related to cash management, investing activities, loan agreements, hedging activities, leasing transactions and other investment banking transactions and arrangements. • Reports to the Board, as appropriate.	1
Employee Benefits Committee	• Reviews policies related to Coke Consolidated’s general employee benefit and welfare plans. • Reviews the investment funding policies, financial status and objectives of the general employee benefit and welfare plans. • Reports to the Board, as appropriate.	1

The Board may also establish other committees from time to time as it deems necessary.

Director Meeting Attendance

The Board held five meetings during fiscal 2013. With the exception of Alexander B. Cummings, Jr., each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal 2013. Absent extenuating circumstances, each director is required to attend the Company’s annual meeting of stockholders in person. Eleven of the Company’s twelve directors attended the 2013 Annual Meeting of Stockholders. The independent directors held three executive sessions in fiscal 2013.

Director Nomination Process

The Board does not have a standing Nominating Committee comprised solely of independent directors. The Board is not required to have such a committee because Coke Consolidated qualifies as a “controlled company” under the NASDAQ standards as further described under “Director Independence” beginning on page 13.

The Board has delegated to the Executive Committee the responsibility for identifying, evaluating and recommending director candidates to the Board, subject to the final approval of the Controlling Stockholder who is also a member of the Executive Committee. Because Coke Consolidated is a controlled company and all director candidates must be acceptable to the Controlling Stockholder, the Board has approved the following nomination and appointment process to provide the Company’s constituencies with a voice in the identification of candidates for nomination and appointment.

In identifying potential director candidates, the Executive Committee may seek input from other directors, executive officers, employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Executive Committee. The Executive Committee will also consider director candidates appropriately recommended by stockholders.

In evaluating director candidates, the Executive Committee does not set specific minimum qualifications that must be met by a director candidate. Rather, the Executive Committee considers the following factors in addition to any other factors deemed appropriate by the Executive Committee:

—	whether the candidate is of the highest ethical character and shares the values of the Company;

—	whether the candidate’s reputation, both personal and professional, is consistent with the Company’s image and reputation;

—	whether the candidate possesses expertise or experience that will benefit the Company and is desirable given the current make-up of the Board;

—	whether the candidate represents a diversity of viewpoints, backgrounds, experiences or other demographics;

—	whether the candidate is “independent” as defined by the applicable NASDAQ listing standards and other applicable laws, rules or regulations regarding independence;

—	whether the candidate is eligible to serve on the Audit Committee or other Board committees under the applicable NASDAQ listing standards and other applicable laws, rules or regulations;

—	whether the candidate is eligible by reason of any legal or contractual requirements affecting the Company or its stockholders;

—

whether the candidate is free from conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable listing standard or other applicable law, rule or regulation;

—

whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

—

if the candidate is an incumbent director, the director’s overall service to the Company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Diversity is one of the various factors the Executive Committee may consider in identifying director nominees, but the Executive Committee does not have a formal policy regarding board diversity. All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above. The Executive Committee will not recommend any potential director candidate that is not acceptable to the Controlling Stockholder.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the Executive Committee may do so by submitting a written recommendation to the Chairman of the Executive Committee c/o Secretary at Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. Such recommendation must include sufficient biographical information concerning the director candidate, including a statement regarding the director candidate’s qualifications. The Executive Committee may require further information and obtain further assurances concerning the director candidate as it deems reasonably necessary for considering the candidate.

Recommendations by stockholders for director candidates to be considered for inclusion in the proxy statement and form of proxy relating to the 2015 Annual Meeting of Stockholders must be received no later than December 1, 2014. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in the Company’s proxy statement; however, the Executive Committee will consider any such candidate in accordance with the director nomination process described above.

Policy for Review of Related Person Transactions

Coke Consolidated’s Code of Business Conduct includes the Company’s policy regarding the review and approval of certain related person transactions. In accordance with the Code of Business Conduct, all material transactions or conflicts of interest involving members of the Board or the Company’s executive officers must be reported to and approved by the Audit Committee. Under the Code of Business Conduct, a material conflict of interest does not include any employment relationship involving a director, executive officer or immediate family member of a director or executive officer and any related compensation solely resulting from that employment relationship if the relationship and the related compensation have been approved by the Compensation Committee of the Board and all of such Committee’s members are independent based on the standards specified by NASDAQ.

For purposes of the Code of Business Conduct, any related person transaction that is required to be reported in the Company’s proxy statements under SEC rules is deemed to be a “material transaction” and must be reported to and approved by the Audit Committee. Management determines whether a transaction is a material transaction that requires approval by the Audit Committee. The Audit Committee has approved each of the related person transactions described below under “Related Person Transactions.”

The Board also forms special committees from time to time for the purpose of approving certain related person transactions.

Related Person Transactions

Transactions with The Coca-Cola Company

The Company’s business consists primarily of the production, marketing and distribution of nonalcoholic beverage products of The Coca-Cola Company, which is the sole owner of the secret formulas for the concentrates or syrups used to make these products. Accordingly, the Company engages in various transactions with The Coca-Cola Company. The Coca-Cola Company owned 34.8% of Coke Consolidated’s outstanding common stock, which represented 5.0% of the total voting power of Coke Consolidated’s common stock and class B common stock voting together, as of March 17, 2014. As of March 17, 2014, The Coca-Cola Company owned 26.8% of Coke Consolidated’s total outstanding common stock and class B common stock on a combined basis.

Concentrates and Syrups; Marketing Programs

Coke Consolidated has entered into various agreements with The Coca-Cola Company that entitle the Company to produce, market and distribute in its exclusive territory The Coca-Cola Company’s nonalcoholic beverages in bottles, cans and five gallon pressurized pre-mix containers. These agreements with The Coca-Cola Company generally entitle the Company to purchase concentrates and syrups at prices, on terms of payment, and on other terms and conditions of supply as determined from time to time by The Coca-Cola Company in its sole discretion. Coke Consolidated has also entered into supplemental agreements with The Coca-Cola Company generally providing that The Coca-Cola Company will sell syrups and concentrates to the Company at prices no greater than those charged to other bottlers party to agreements substantially similar to those between the Company and The Coca-Cola Company.

Since 2008, the Company has been purchasing concentrate from The Coca-Cola Company for all sparkling beverages for which the Company purchases concentrate from The Coca-Cola Company under an incidence-based pricing arrangement and has not purchased concentrates at standard concentrate prices as was the Company’s practice in prior years. During the term of a new incidence-based pricing agreement that the Company entered into with The Coca-Cola Company in December 2013 for a two-year term beginning on January 1, 2014 and ending on December 31, 2015, the pricing of such concentrate will continue to be governed by the incidence-based pricing model rather than the other agreements that the Company has with The Coca-Cola Company. Under the incidence-based pricing model, the concentrate price The Coca-Cola Company charges is impacted by a number of factors, including the incidence rate in effect, the Company’s pricing and sales of finished products, the channels in which the finished products are sold and package mix.

Coke Consolidated’s agreements with The Coca-Cola Company generally require the Company to use all approved means and spend such funds on advertising and other forms of marketing as may be reasonably required to satisfy demand for The Coca-Cola Company’s beverage products in the Company’s territories. Coke Consolidated is required to meet annually with The Coca-Cola Company to present its marketing, management and advertising plans for the upcoming year, including financial plans showing that Coke Consolidated has the financial capacity to perform its duties and obligations to The Coca-Cola Company.

Coke Consolidated relies extensively on advertising and sales promotion in the marketing of its products. The Coca-Cola Company and other beverage companies that supply concentrates, syrups and finished products to the Company have historically made substantial marketing and advertising expenditures to promote sales in the local territories served by the Company. Coke Consolidated also benefits from national advertising programs conducted by The Coca-Cola Company and other beverage companies. Certain of the marketing expenditures by The Coca-Cola Company and other beverage companies are made pursuant to annual arrangements.

While The Coca-Cola Company has provided Coke Consolidated with marketing funding support in the past, the Company’s bottling agreements generally do not obligate The Coca-Cola Company to do so. Coke Consolidated has however entered into agreements with The Coca-Cola Company generally providing that The Coca-Cola Company will offer marketing funding to the Company in a manner consistent with its dealing with comparable bottlers. A more detailed discussion of Coke Consolidated’s beverage agreements with The Coca-Cola Company can be found beginning on page 3 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013.

The following table summarizes the significant transactions between Coke Consolidated and The Coca-Cola Company during fiscal 2013:

Transactions	$ Amount (in millions)
Payments by Coke Consolidated for concentrate, syrup, sweetener and other purchases	$410.6
Payments by Coke Consolidated for customer marketing programs	56.4
Payments by Coke Consolidated for cold drink equipment parts	9.3
Marketing funding support payments to Coke Consolidated	43.5
Fountain delivery and equipment repair fees paid to Coke Consolidated	12.7
Presence marketing funding support provided by The Coca-Cola Company on Coke Consolidated’s behalf	5.4
Payments to Coke Consolidated to facilitate the distribution of certain brands and packages to other Coca-Cola bottlers	4.0

Coke Consolidated has a production arrangement with Coca-Cola Refreshments USA, Inc. (formerly, Coca-Cola Enterprises, Inc.), a wholly-owned subsidiary of The Coca-Cola Company (“Refreshments”), to buy and sell finished products at cost. Sales to Refreshments under this arrangement were $60.2 million in fiscal 2013. Purchases from Refreshments were $46.7 million in fiscal 2013. In addition, Refreshments began distributing one of Coke Consolidated’s own brands in the first quarter of 2010. Total sales to Refreshments for this brand were $23.8 million in fiscal 2013.

Piedmont Coca-Cola Bottling Partnership

In 1993, Piedmont Coca-Cola Bottling Partnership (the “Partnership”) was formed by one of Coke Consolidated’s wholly-owned subsidiaries and a wholly-owned subsidiary of The Coca-Cola Company to distribute and market finished bottle, can and fountain beverage products under trademarks of The Coca-Cola Company and other third-party licensors in portions of North Carolina, South Carolina, Virginia and Georgia. Coke Consolidated owns a 77.3% interest in the Partnership and The Coca-Cola Company owns a 22.7% interest in the Partnership. The initial term of the Partnership is through 2018, but the Partnership can be terminated earlier under certain circumstances. Each partner’s interest is subject to limitations on transfer, rights of first refusal and other purchase rights in the case of specified events.

Coke Consolidated manufactures and packages products and manages the Partnership pursuant to a management agreement. Coke Consolidated receives a fee based on total case sales, reimbursement for out-of-pocket expenses and reimbursement for sales branch, divisional and other expenses. The term of the management agreement is through 2018, but can be terminated earlier in the event of certain change of control events, a termination of the Partnership or a material default by either party. During fiscal 2013, Coke Consolidated received management fees of $31.9 million from the Partnership. Coke Consolidated sells product at cost to the Partnership. These sales amounted to $118.0 million in fiscal 2013. Coke Consolidated subleases various fleet and vending equipment to the Partnership at cost. These sublease rentals amounted to $3.5 million in fiscal 2013.

Coke Consolidated has agreed to provide up to $100.0 million in revolving credit loans to the Partnership under an agreement that expires December 31, 2015. The Partnership pays Coke Consolidated interest on the loans at a rate equal to the Company’s average cost of funds plus 0.50% (6.65% at December 29, 2013). There were no amounts outstanding under this agreement at December 29, 2013.

The Partnership has agreed to provide up to $100.0 million in revolving credit loans to Coke Consolidated under an agreement that expires in December 2017. Coke Consolidated pays the Partnership interest on the loans based on monthly average rates for A1/P1-rated commercial paper, which was 0.16% at December 29, 2013. There was $17.8 million outstanding under this agreement at December 29, 2013.

Amended and Restated Stock Rights and Restrictions Agreement

On January 27, 1989, Coke Consolidated entered into a Stock Rights and Restrictions Agreement (the “Rights and Restrictions Agreement”) with The Coca-Cola Company, under which The Coca-Cola Company agreed (i) not to acquire additional shares of common stock or class B common stock except in certain circumstances and (ii) not to sell or otherwise dispose of shares of class B common stock without first converting them into common stock except in certain circumstances.

On February 19, 2009, Coke Consolidated entered into an Amended and Restated Stock Rights and Restrictions Agreement (the “Amended Rights and Restrictions Agreement”) with The Coca-Cola Company and Mr. Harrison. In connection with entering into the Amended Rights and Restrictions Agreement, The Coca-Cola Company converted all of its 497,670 shares of Coke Consolidated class B common stock into an equivalent number of shares of Coke Consolidated common stock. The material terms of the Amended Rights and Restrictions Agreement include the following:

—

so long as no person or group controls more of Coke Consolidated’s voting power than is collectively controlled by Mr. Harrison, trustees under the will of J. Frank Harrison, Jr. and any trust that holds shares of Coke Consolidated stock for the benefit of the descendents of J. Frank Harrison, Jr. (collectively, the “Harrison Family”), The Coca-Cola Company will not acquire additional shares of Coke Consolidated stock without its consent;

—

so long as no person or group controls more of Coke Consolidated’s voting power than is controlled by the Harrison Family, the Company has a right of first refusal with respect to any proposed disposition by The Coca-Cola Company of shares of Coke Consolidated stock;

—

Coke Consolidated has the right through January 27, 2019 to call for redemption of the number of shares of its stock that would reduce The Coca-Cola Company’s equity ownership in the Company to 20% at a price not less than $42.50 per share, which is either mutually determined by the parties or determined by an appraisal or appraisals conducted by an investment banker or bankers appointed by the parties;

—	The Coca-Cola Company has certain registration rights with respect to shares of Coke Consolidated stock owned by it; and

—

as long as The Coca-Cola Company holds the number of shares of Coke Consolidated stock that it currently owns, it has the right to have its designee proposed by the Company for nomination to the Company’s Board, and Mr. Harrison and trustees of certain trusts established for the benefit of certain relatives of J. Frank Harrison, Jr. have agreed to vote shares of Coke Consolidated stock which they control in favor of such designee.

The Amended Rights and Restrictions Agreement also provides The Coca-Cola Company the option to exchange its 497,670 shares of common stock for an equivalent number of shares of class B common stock in the event any person or group acquires control of more of Coke Consolidated’s voting power than is controlled by the Harrison Family.

The Amended Rights and Restrictions Agreement eliminates certain provisions of the prior Rights and Restrictions Agreement, including The Coca-Cola Company’s option and obligation to maintain equity and voting percentages in the Company and its preemptive right to acquire shares of Coke Consolidated stock.

Alexander B. Cummings, Jr. is The Coca-Cola Company’s designee on the Company’s Board. Mr. Cummings is Executive Vice President and Chief Administrative Officer of The Coca-Cola Company.

Termination of Voting Agreement and Irrevocable Proxy

The Coca-Cola Company and Mr. Harrison were also parties to a Voting Agreement dated January 27, 1989 (the “Voting Agreement”), pursuant to which Mr. Harrison agreed to vote his shares of common stock and class B common stock for a designee of The Coca-Cola Company for election as a director on Coke Consolidated’s Board. In connection with the Voting Agreement, The Coca-Cola Company also granted to Mr. Harrison an irrevocable proxy with respect to all shares of class B common stock and common stock owned by The Coca-Cola Company covering all matters on which the holders of such shares were entitled to vote other than certain mergers, consolidations, asset sales and other fundamental corporate transactions. In connection with entering into the Amended Rights and Restrictions Agreement, as described above, the parties terminated the Voting Agreement and irrevocable proxy effective February 19, 2009.

Proposed Expansion of the Company’s Franchised Territory

In April 2013, the Company announced that it had signed a non-binding letter of intent (the “LOI”) with The Coca-Cola Company to expand the Company’s franchised territory to include distribution rights in parts of Tennessee and Kentucky that are currently served by Refreshments. The parties are continuing to negotiate definitive agreements for the proposed transactions described in the LOI (the “Definitive Agreements”) and the Company expects to execute the Definitive Agreements in the second quarter of 2014. Assuming execution of the Definitive Agreements occurs, the Company expects the parties would then complete a series of closings by early 2015 to effect the proposed transactions. There is no assurance, however, that the parties will enter into the Definitive Agreements in such time frame or at all or that any of the anticipated closings will occur in such time frame or at all.

Under the LOI, Refreshments would grant the Company exclusive distribution rights for brands owned by The Coca-Cola Company for most of the proposed expanded territory by entering into a sub-bottling arrangement at each of the closings with Refreshments pursuant to a comprehensive beverage agreement (the “CBA”) that would require the Company to make quarterly sub-bottling payments on an ongoing basis to Refreshments. Refreshments would also transfer to the Company pursuant to the Definitive Agreements its rights to distribute the brands currently distributed by Refreshments in the proposed expanded territory that are not owned by The Coca-Cola Company (the “cross-licensed brands”), subject to the consent of the applicable third-party brand owners. The Company would also acquire from Refreshments substantially all the assets of Refreshments related to the distribution, promotion, marketing and sale of The Coca-Cola Company brands and cross-licensed brands in the expanded territory.

As proposed in the LOI, the Company would not acquire any production assets from Refreshments and would not have production rights in the part of the expanded territory to be serviced under the CBA; instead, the Company expects to enter into a finished goods supply agreement with Refreshments pursuant to which the Company would purchase from Refreshments substantially all the Company’s requirements to serve that portion of the expanded territory. The Company expects that the consummation of the transactions proposed in the LOI will also involve the Company exchanging with Refreshments certain assets and franchised territories the Company currently serves in western Tennessee for portions of the expanded territory. The Company expects to service the portion of the expanded territory acquired in the exchange under existing agreements with The Coca-Cola Company rather than under the CBA.

In addition to the negotiation and execution of the Definitive Agreements, the LOI sets forth certain customary conditions to closing as well as a number of other conditions that the Company and The Coca-Cola Company currently intend to be satisfied prior to one or more of the closings and/or to be addressed in the Definitive Agreements. These other conditions include the parties engaging in various pre-closing planning activities related to governance, product supply, information technology and shared services and also entering into such service arrangements and product supply agreements at each closing as would be necessary to allow the Company to operate the expanded territory after such closing and to assure the smooth transition of the expanded territory to the Company by Refreshments. These conditions also include the Company and The Coca-Cola Company having agreed to (i) the Company’s options to participate economically in the U.S. national food service and warehouse juice businesses and in future non-direct store delivery products and/or business models of The Coca-Cola Company, (ii) an arrangement for the provision of logistics and transportation services to Refreshments by the Company’s ancillary business Red Classic Services, and (iii) the terms of the future purchase by The Coca-Cola Company of BYB Brands, Inc., a wholly-owned subsidiary of the Company that develops, sells and markets certain branded products of the Company.

If the Definitive Agreements are executed, which there can be no assurances will occur, the Company will file a Current Report on Form 8-K describing the material terms and conditions of the Definitive Agreements (the “8-K Report”). It is possible that the Company may file the 8-K Report between the date this proxy statement is first made available to the Company’s stockholders and the date of the Company’s Annual Meeting. In such event, the foregoing descriptions of the proposed terms and conditions of the Definitive Agreements, which are only brief summaries thereof, shall be deemed to be qualified in their entirety (i) by reference to the description of the terms and conditions of the Definitive Agreements that will be included in the 8-K Report and (ii) by reference to the full text of those Definitive Agreements which would be filed as exhibits to the 8-K Report or the Company’s next Quarterly Report on Form 10-Q.

Other Related Person Transactions

Along with all other Coca-Cola bottlers in the United States, Coke Consolidated is a member of Coca-Cola Bottlers’ Sales & Services Company LLC (the “Sales and Services Company”), which was formed in 2003 to facilitate various procurement functions and the distribution of beverage products of The Coca-Cola Company and to enhance the efficiency and competitiveness of the Coca-Cola bottling system in the United States. The Sales and Services Company negotiated the procurement for the majority of the Company’s raw materials (excluding concentrate) in fiscal 2013. Coke Consolidated paid $0.5 million in fiscal 2013 to the Sales and Services Company for its share of the Sales and Services Company’s administrative costs. Amounts due from the Sales and Services Company for rebates on raw material purchases were $5.1 million on December 29, 2013. Refreshments is also a member of the Sales and Services Company.

Coke Consolidated leases the Snyder Production Center and an adjacent sales facility, which are located in Charlotte, North Carolina, from Harrison Limited Partnership One (“HLP”) pursuant to a lease with a 10-year term extending through December 31, 2020. HLP is directly and indirectly owned by trusts of which Mr. Harrison and Ms. Everhart are trustees and beneficiaries. Ms. Everett is a permissible, discretionary beneficiary of the trusts that directly or indirectly own HLP. The base rent under the lease agreement will increase by 3% for each 12-month period. Total payments under the lease agreement were $3.6 million in fiscal 2013. The principal balance outstanding under this capital lease as of December 29, 2013 was $22.2 million. The lease agreement was negotiated under the supervision of a special committee of the Board, comprised of independent directors with no interest in the transaction.

Coke Consolidated also leases its corporate headquarters and an adjacent office building from Beacon Investment Corporation (“Beacon”), of which Mr. Harrison is the majority stockholder and Ms. Everett is a minority stockholder. The annual base rent the Company is obligated to pay under this lease is subject to adjustment for increases in the Consumer Price Index. The lease expires on December 31, 2021. Total payments under this lease were $4.1 million in fiscal 2013. The principal balance outstanding under this capital lease as of December 29, 2013 was $22.9 million.

Ms. Everett, Coke Consolidated’s Community Relations Director and a member of the Company’s Board, is the daughter of Mr. Harrison, the Company’s Chairman and Chief Executive Officer. For fiscal 2013, Ms. Everett received total compensation of approximately $126,399. Her compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The Compensation Committee of the Board, which is comprised entirely of independent directors, has reviewed and approved the compensation paid to her. Ms. Everett’s father, Mr. Harrison, does not have a material interest in the Company’s employment relationship with her, nor does he share a home with her.

Certain trusts of which Mr. Harrison and Ms. Everhart are trustees and beneficiaries and Ms. Everett is a permissible, discretionary beneficiary have the right to acquire 292,386 shares of class B common stock from Coke Consolidated in exchange for an equal number of shares of common stock. In the event of such an exchange, Mr. Harrison would have sole voting and investment power over the shares of class B common stock acquired. The trusts do not own any shares of common stock with which to make the exchange, and any purchase of common stock would require approval by the trustees of the trusts.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that Coke Consolidated faces. The Board is responsible for overseeing management’s approach to risk management. The involvement of the full Board in reviewing the Company’s strategic objectives and plans is a key part of the Board’s assessment of management’s approach and tolerance to risk. While the Board has ultimate oversight responsibility for overseeing management’s risk management process, various committees of the Board assist it in fulfilling that responsibility.

The Audit Committee assists the Board in its oversight of risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Finance Committee assists the Board in its oversight of the management of material financial risks, including risks related to borrowing and hedging transactions. The Compensation Committee assists the Board in its oversight of the evaluation and management of risks related to Coke Consolidated’s compensation policies and practices.

The Board believes that this division of responsibilities is the most effective risk management approach and that the Company’s Board leadership structure supports this approach. With his in-depth knowledge and understanding of Coke Consolidated’s business gained from his over 30 years of employment with the Company and his position as the Controlling Stockholder and a member of the founding family of Coke Consolidated, Mr. Harrison is uniquely positioned to lead the Board particularly as it focuses on identifying and managing the key strategic risks facing the Company.

Communications with the Board of Directors

Stockholders wishing to communicate with the Board, or any of the individual directors, may do so by sending a written communication to a director c/o Secretary at Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. All communications received in accordance with these procedures will be reviewed by the Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient, such as communications unrelated to the Company’s business, advertisements or frivolous communications.

Director Compensation

The following table shows the compensation paid to each non-employee director who served on the Board in fiscal 2013:

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)	Total ($)
H. W. McKay Belk	$147,800	$—	$147,800
Alexander B. Cummings, Jr.	135,000	—	135,000
Sharon A. Decker	144,600	—	144,600
Deborah H. Everhart	136,600	—	136,600
William H. Jones	144,600	—	144,600
James H. Morgan	162,800	—	162,800
John W. Murrey, III	136,600	—	136,600
Dennis A. Wicker	167,800	—	167,800

(1)	The amounts shown in this column represent the aggregate amounts of all fees earned or paid in cash for services as a director in fiscal 2013.

The elements of compensation for the Company’s non-employee directors are as follows:

Elements of Non-Employee Director Compensation
Basic Annual Retainer for All Non-Employee Directors	$135,000
Supplemental Annual Retainer for Chairman of the Audit Committee	15,000
Supplemental Annual Retainer for Chairman of the Compensation Committee	10,000
Supplemental Annual Retainer for Lead Independent Director	10,000
Award for each Committee Meeting Attended	1,600

The Compensation Committee reviews and approves compensation of the members of the Board. In approving annual director compensation, the Compensation Committee considers recommendations of management and approves the recommendations with such modifications as the Committee deems appropriate. The Compensation Committee approved an increase in each element of non-employee director compensation effective July 1, 2012, except for the award for each committee meeting attended. The award for each Board meeting attended was eliminated. These increases to director compensation were recommended by management and approved by the Compensation Committee based on advice received from Hay Group regarding trends and developments in compensation of directors.

Under the Company’s Director Deferral Plan, non-employee directors may defer payment of all or a portion of their annual retainer and meeting fees until they no longer serve on the Board. Deferred fees are deemed to be invested in mutual funds selected by the directors from a predetermined list of funds. When a director retires or resigns, the director is entitled to receive a cash payment based upon the amount of fees deferred and the investment return on the selected investment.

Employee directors (currently Mr. Harrison, Mr. Elmore, Mr. Flint and Ms. Everett) receive no compensation for their service as directors.

Compensation Discussion and Analysis

This section explains Coke Consolidated’s executive compensation program as it relates to the following “named executive officers” of the Company:

J. Frank Harrison, III	Chairman of the Board and Chief Executive Officer
James E. Harris	Senior Vice President, Shared Services and Chief Financial Officer
Henry W. Flint	President and Chief Operating Officer
William B. Elmore	Vice Chairman of the Board
Robert G. Chambless	Senior Vice President, Sales, Field Operations and Marketing

This discussion includes statements regarding financial and operating performance targets in the limited context of the Company’s executive compensation program. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.

Executive Summary

The goals for the Company’s executive compensation program are to provide compensation that is:

—	competitive to attract and retain appropriate officer talent;

—	affordable and appropriately aligned with stockholder interests;

—	fair, equitable and consistent as to each component of compensation;

—	designed to motivate executive officers to achieve the Company’s annual and long-term strategic goals and to reward performance based on the attainment of those goals;

—	designed to appropriately take into account risk and reward in the context of the Company’s business environment and long-range business plans;

—	designed to consider individual value and contribution to the Company’s success;

—

reasonably balanced across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives;

—	sensitive to, but not exclusively reliant upon, market benchmarks; and

—	responsive to the Company’s succession planning objectives.

The Compensation Committee of the Board (the “Committee”) seeks to accomplish these goals in a way that is consistent with the purpose and core values of Coke Consolidated and the long-term interests of the Company and its stockholders and employees.

In making decisions about executive compensation, the Committee relies primarily on its general experience and subjective considerations of various factors, including individual and corporate performance, the Company’s strategic business goals and compensation survey data. The Committee does not set specific benchmarks for overall compensation or for allocations between different elements and types of compensation.

The Committee oversees the compensation program for the Company’s executive officers with the assistance of senior management. The Committee reviews, approves and determines all elements of compensation for each executive officer.

The following table lists the key elements of the Company’s 2013 executive compensation program:

Key Elements of Executive Compensation

Element	Description	Purpose
Base Salaries	Fixed cash compensation based on responsibility, performance assessment, experience, tenure and potential.	Provide a fixed, baseline level of cash compensation.
Annual Bonus Plan	Cash payment tied to performance during the fiscal year.	Motivate executive officers to achieve the Company’s annual strategic and financial goals.
Long-Term Performance Plan	Cash payment tied to performance over a three-year period. The CEO does not participate in this plan.	Promote retention and motivate executive officers to achieve the Company’s longer-term strategic and financial goals.
CEO Performance Units	Performance-based restricted stock units granted only to CEO. Awards vest in equal annual increments over a 10-year period with each annual increment tied to the Company’s annual performance.	Promote long-term retention, motivate the CEO to consistently achieve the Company’s annual strategic and financial goals, and maintain an appropriate balance of at-risk, performance-based compensation for the CEO.
Officer Retention Plan	Supplemental defined benefit plan providing retirement and severance benefits.	Attract officer talent and promote retention with a long-term perspective.
Supplemental Savings Incentive Plan	Supplemental deferred compensation plan enabling executive officers to defer a portion of their annual salary and bonus and cash awards under the Long-Term Performance Plan.	Promote retention, encourage executive officers to save for retirement and provide retirement savings in a tax-efficient manner.
Other Benefits and Executive Compensation Policies	Premiums paid for life and disability insurance, annual flexible benefit allowance and personal use of corporate aircraft.	Attract and retain officer talent and enhance efficiency.

Determining Executive Compensation

Discretion and Subjective Judgment of Committee

The Committee reviews and determines all compensation for the executive officers.

In determining base salaries, annual and long-term incentive targets and all other matters related to executive compensation, the Committee relies on its general experience and subjective considerations of various factors, including the Company’s strategic business goals, compensation survey data and each executive officer’s position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future potential.

The Committee does not set specific targets or benchmarks for overall compensation or for allocations between fixed and performance-based compensation, cash and noncash compensation or short-term and long-term compensation.

Annual Compensation Reviews

The Committee conducts an annual review of executive officer compensation to determine if changes are appropriate. As part of this review, management submits recommendations to the Committee for review and approval.

Management’s recommendations are determined based on an annual compensation review process conducted by senior management, including the named executive officers. This process includes reviewing self-assessments completed by each executive officer, job performance reviews completed by each executive officer’s supervising manager and comparative compensation data provided by management’s compensation consultant. Based on this process, the Senior Vice President, Planning and Administration and the President and Chief Operating Officer make specific recommendations to the CEO. The CEO reviews and approves compensation recommendations for all executive officers, including the named executive officers, before they are submitted to the Committee.

Following a review of management’s recommendations, the Committee approves the compensation recommendations for the executive officers with any modifications the Committee deems appropriate. The Committee may also adjust compensation for specific individuals at other times during the year.

Role of Compensation Consultants and Market Analysis

Management retained Hay Group to assist with an overall review of the compensation program and to provide general advice and counsel regarding various executive and director compensation matters. During 2013, management retained Hay Group to complete a comparative study of the Company’s executive compensation program relative to peer companies, which was considered by the Committee in connection with its decisions regarding compensation for 2013 (the “2013 Executive Compensation Review”). A Hay Group representative attended the 2013 Committee meetings and also met in executive session with the Committee.

The 17 peer group companies used for the 2013 Executive Compensation Review were all publicly-traded companies similar in size and in the same industry as the Company. The peer group consisted of the following companies:

Company Name	2012 Reported Revenues ($ in billions)
Ralcorp Holdings, Inc.	4.3
Green Mountain Coffee Roasters, Inc.	3.9
Mead Johnson Nutrition Company	3.7
McCormick & Company, Inc.	3.7
Molson Coors Brewing Company	3.5
Flowers Foods, Inc.	2.8
Constellation Brands, Inc.	2.7
Brown-Forman Corporation	2.7
Cott Corporation	2.3
TreeHouse Foods, Inc.	2.1
Monster Beverage Corporation	1.7
Snyder’s-Lance, Inc.	1.6
The Hain Celestial Group, Inc.	1.4
Seneca Foods Corporation	1.3
Lancaster Colony Corporation	1.1
Diamond Foods, Inc.	1.0
National Beverage Corp.	0.6

Coke Consolidated	1.6
Median	2.3
Average	2.4

Management and the Committee have used the studies by Hay Group and other publicly available compensation surveys and data as a point of reference to assess whether the compensation for each of the executive officers is within a reasonably competitive range. The Committee has not, however, relied exclusively on the compensation studies or set compensation components to meet specific benchmarks, such as targeting salaries or total compensation “above the median” or “at the 75th percentile.”

Base Salaries

Base salaries are the foundation of the Company’s compensation program. They provide a fixed, baseline level of cash compensation based on each executive officer’s position, responsibilities, individual performance, job tenure and future potential. Base salary levels also impact amounts paid under other elements of the Company’s executive compensation program, including annual bonuses, long-term performance awards and retirement benefits.

The Committee approved the following market-based adjustment of executive officer base salaries effective April 1, 2013:

Name	2012 Base Salary	2013 Base Salary	% Increase (Decrease)
J. Frank Harrison, III	$890,360	$908,168	2.0%
James E. Harris	$463,500	$475,088	2.5%
Henry W. Flint	$600,000	$650,000	8.3%
William B. Elmore	$724,203	$682,000	(5.8)%
Robert G. Chambless	$400,000	$410,000	2.5%

The base salary adjustments in 2013 for all executive officers, excluding Mr. Elmore, averaged 2.0%. Mr. Flint received a larger than average increase and Mr. Elmore’s base salary was decreased in connection with the continued transition of Mr. Flint to the position of President and Chief Operating Officer and Mr. Elmore to the position of Vice Chairman.

The Committee believes the named executive officers’ base salaries for 2013 were within a reasonable range of base salaries for comparable executive talent.

Annual Bonus Plan

The Annual Bonus Plan provides each executive officer the opportunity to receive an annual cash award based on the achievement of corporate performance goals and individual performance.

The formula for computing annual bonus payouts is as follows:

Target Bonus Percentage

In the first quarter of each year, the Committee approves a target bonus percentage for each executive officer, expressed as a percentage of base salary. Target bonus percentages are determined based on each executive officer’s position and level of responsibility.

The target bonus percentages for the named executive officers for 2013 were as follows:

Name	2013 Target Bonus Award (% of Base Salary)
J. Frank Harrison, III	100%
James E. Harris	60%
Henry W. Flint	100%
William B. Elmore	75%
Robert G. Chambless	60%

The target bonus percentages for the named executive officers, other than Mr. Elmore, remained unchanged from 2012 as a percent of base salary. Mr. Elmore’s bonus percentage was reduced from 100% for 2012 to 75% for 2013 in connection with the ongoing transition of some of his duties to Mr. Flint who was elected to succeed Mr. Elmore as President and Chief Operating Officer effective September 2, 2012.

Overall Goal Achievement Factor

The overall goal achievement factor is calculated based on the Company’s achievement of annual corporate performance goals determined for each performance measure under the Annual Bonus Plan. The target performance goal for each performance measure was in each case equal to or greater than the target performance in the Company’s 2013 operating plan. The following table summarizes the performance measures and related corporate performance goals approved by the Committee for 2013:

		Performance Goals
Performance Measure	Weight	Threshold	Target	Maximum
Earnings Before Interest and Taxes	75%	$77.5 million	$90.0 million	$102.7 million
Net Debt Reduction	15%	$3.0 million	$13.0 million	$41.5 million
Revenue	10%	$1.584 billion	$1.684 billion	$1.784 billion

The Committee selected Earnings Before Interest and Taxes, Net Debt Reduction and Revenue as the performance measures for 2013 because the Committee believes the achievement of these goals is consistent with the long-term interests of the Company’s stockholders. There were no changes from 2012 to 2013 in the respective weights assigned to the performance measures.

The performance measures are defined as follows:

—	“Earnings Before Interest and Taxes” means income from operations determined on a consolidated basis in accordance with generally accepted accounting principles;

—

“Net Debt Reduction” means the change in “Net Debt” from the beginning of the fiscal year to the end of the fiscal year. The term “Net Debt” means the obligations of Coke Consolidated and its subsidiaries under long-term debt and capital leases (including any current maturities) less cash, short-term investments and marketable securities, all determined on a consolidated basis in accordance with generally accepted accounting principles; and

—	“Revenue” means net sales revenue determined on a consolidated basis in accordance with generally accepted accounting principles.

The Committee also approves the threshold, target and maximum performance goals for each performance measure under the Annual Bonus Plan. If the threshold goal is not achieved for a given measure, there is no payout on that measure. Increasingly larger payouts are awarded for levels of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal.

Performance Goal Achievement	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Annual Bonus Plan, in determining the overall goal achievement factor, the Committee makes adjustments to the actual levels of achievement under each corporate performance measure to ensure that each corporate performance measure reflects the Company’s normalized operating performance in the ordinary course of business. In general, these adjustments relate to unplanned or unanticipated events. An example of such adjustments would be the mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum.

The following table reflects the calculation of the overall goal achievement factor for 2013:

Performance Measure	Weight	Target Performance Goal	Adjusted Goal Achievement	Payout Percentage	Weighted Payout Percentage
Earnings Before Interest and Taxes	75%	$90.0 million	$91.2 million	100%	75.0%
Net Debt Reduction	15%	$13.0 million	$30.8 million	130%	19.5%
Revenue	10%	$1.684 billion	$1.641 billion	75%	7.5%

Overall Goal Achievement Factor					102.0%

Individual Performance Factor

The Committee sets the individual performance factor for each named executive officer during the first quarter of each fiscal year based on its subjective judgment of the executive officer’s performance for the year, including consideration of the executive officer’s annual performance evaluation, special projects the executive may be assigned during the year and management’s recommendations. The target individual performance factor is 1.0; the maximum individual performance factor is 1.5.

Annual Bonus Calculation

Based on the Committee’s determinations as described above, the bonus amounts paid to the named executive officers for 2013 were calculated as follows:

Name	Base Salary	x	Target Bonus % (% of Base Salary)	x	Overall Goal Achievement Factor	x	Individual Performance Factor(1)	=	Bonus Award Earned
Mr. Harrison	$908,168	x	100%	x	102%	x	1.00	=	$926,331
Mr. Harris	$475,088	x	60%	x	102%	x	1.32	=	$385,771
Mr. Flint	$650,000	x	100%	x	102%	x	1.00	=	$663,000
Mr. Elmore(2)	$682,000	x	75%	x	102%	x	1.00	=	$529,801
Mr. Chambless	$410,000	x	60%	x	102%	x	1.08	=	$271,420

(1)	For presentation purposes, the individual performance factor for Mr. Harris has been rounded to 1.32 and Mr. Chambless has been rounded to 1.08.
(2)	In connection with Mr. Elmore’s transition to Vice Chairman, his base salary was decreased from $724,203 to $682,000 effective April 1, 2013. Mr. Elmore earned a prorated bonus for 2013 based on his base salary before and after the decrease as follows: [($724,203 x 3/12 x 75%) + ($682,000 x 9/12 x 75%)] x 102%.

Long-Term Performance Plan

The Long-Term Performance Plan delivers a targeted percentage of base salary to each participant based on the achievement of long-term goals of the Company. The Long-Term Performance Plan is offered to the executive officers and other key employees. A three-year performance cycle is generally established each year for determining compensation under the Long-Term Performance Plan.

The Committee approved the Long-Term Performance Plan to encourage retention of executive officers and key employees, increase the proportion of their total performance-based compensation, and provide an incentive to achieve the Company’s long-term strategic goals.

The general formula for computing awards under the Long-Term Performance Plan is as follows:

2013 Long-Term Plan

In the first quarter of 2013, the Committee established the long-term performance plan for the 2013-2015 three-year period (the “2013 Long-Term Plan”).

The Committee approved target awards under the 2013 Long-Term Plan based on its consideration of each executive officer’s base salary, position and level of responsibility, succession planning considerations, the Company’s historical grant practices and culture and market benchmark data provided by Hay Group. Payouts with respect to the target awards will be made in early 2016 depending on the Company’s achievement of specified average performance goals during the three-year performance period.

The following table reflects the target awards granted to the named executive officers under the 2013 Long-Term Plan:

	2013 LTPP Target Awards
Name	% of Base Salary	$ Amount
James E. Harris	60%	$285,053
Henry W. Flint	100%	$650,000
William B. Elmore	75%	$511,500
Robert G. Chambless	60%	$246,000

The target awards for the named executive officers, other than Mr. Elmore, remained unchanged from 2012 as a percent of base salary. Mr. Elmore’s target award was reduced from 100% of his base salary for 2012 to 75% of his base salary for 2013 in connection with the ongoing transition of some of his duties to Mr. Flint who was elected to succeed Mr. Elmore as President and Chief Operating Officer effective September 2, 2012. Mr. Harrison does not participate in the 2013 Long-Term Plan due to his long-term performance stock units described below.

The long-term performance factor is calculated based on the Company’s achievement of average annual corporate performance goals during the three-year performance period. The following table summarizes the corporate performance measures and weights approved by the Committee for the 2013 Long-Term Plan:

Performance Measure	Weight
Average Earnings Per Share	40%
Average Debt/Operating Cash Flow	40%
Average Return on Total Assets	10%
Average Revenue	10%

The Committee selected Earnings Per Share, Debt/Operating Cash Flow, Return on Total Assets and Revenue as the performance measures under the 2013 Long-Term Plan because the Committee believes the achievement of goals with respect to these measures is consistent with the long-term interests of the Company’s stockholders.

Each of the performance measures is defined as follows:

—

“Earnings Per Share” means diluted net income per share of common stock determined by dividing (a) net income by (b) the weighted average number of shares of common stock outstanding, all determined on a consolidated basis in accordance with generally accepted accounting principles;

—

“Debt/Operating Cash Flow” means (a) long-term debt and obligations under capital leases (including the current portion thereof) less cash, short-term investments and marketable securities divided by (b) the sum of (i) income from operations, plus (ii) depreciation and amortization, all determined on a consolidated basis in accordance with generally accepted accounting principles;

—

“Return on Total Assets” means (a) net income divided by (b) average total assets as of the beginning and end of a fiscal year, all determined on a consolidated basis in accordance with generally accepted accounting principles; and

—	“Revenue” means net sales determined on a consolidated basis in accordance with generally accepted accounting principles.

The Committee approved the threshold, target and maximum performance goals for each performance measure under the 2013 Long-Term Plan. The target performance goals are set at a level believed by management to be reasonably achievable and the Company’s 2013 financial results were favorable for the first year of the 2013 Long-Term Plan. The economic and business environment facing the Company remains challenging and therefore the Company’s ability to achieve the target goals under the 2013 Long-Term Plan is uncertain.

If the threshold goal is not achieved for a given measure, there will be no payout on that measure. Increasingly larger payouts will be awarded for levels of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal.

Performance Level	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Long-Term Performance Plan, in determining the long-term performance factor, the Committee will make adjustments to actual levels of achievement to ensure that each corporate performance measure reflects the Company’s normalized operating performance in the ordinary course of business. In general, these adjustments relate to unplanned or unanticipated events that the Committee views as being outside of management’s control. An example of such adjustments would be the mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum.

Payments, if any, under the 2013 Long-Term Plan will be made in early 2016 based on the Company’s audited financial results for fiscal years 2013 through 2015. Consistent with the Company’s historical practices of compensating executive officers (other than the CEO) in cash, the awards will be paid in cash instead of equity due to the limited number of shares of Coke Consolidated stock held by stockholders who are not affiliates of the Company and the limited trading volume of the Company’s common stock.

2011 Long-Term Plan

In the first quarter of 2011, the Committee established the long-term performance plan for the 2011-2013 three-year period (the “2011 Long-Term Plan”). Awards under the 2011 Long-Term Plan were paid in early 2014 based on the Company’s audited financial results for fiscal years 2011 through 2013. The awards were calculated as follows:

Name	2011 LTPP Target Awards	x	Long-Term Performance Factor	=	Award Earned
Mr. Harris	$270,000	x	107%	=	$288,900
Mr. Flint	$451,938	x	107%	=	$483,574
Mr. Elmore	$703,110	x	107%	=	$752,328
Mr. Chambless	$225,000	x	107%	=	$240,750

The following table reflects the calculation of the long-term performance factor under the 2011 Long-Term Plan:

Performance Measure	Weight	Target Performance Goal	Adjusted Goal Achievement	Payout Percentage	Weighted Payout Percentage
Average Earnings Per Share	40%	$3.63	$3.61	90%	36%
Average Debt/Operating Cash Flow	40%	3.22	3.11	130%	52%
Average Return on Total Assets	10%	2.62%	2.54%	80%	8%
Average Revenue	10%	$1.58 billion	$1.61 billion	110%	11%

Overall Goal Achievement Factor					107%

In determining the long-term performance factor, the Committee made adjustments to the actual levels of achievement to ensure that each corporate performance measure reflected the Company’s normalized operating performance in the ordinary course of business.

CEO Performance Units

The Committee awarded 400,000 performance units to Mr. Harrison, the Company’s Chairman and CEO, in 2008. The award was made to maintain Mr. Harrison’s total compensation and at-risk compensation at competitive levels and provide a retention incentive through 2018.

The Committee designed the award to be payable in class B common stock:

—	due to Mr. Harrison’s unique position within the Company and the Coca-Cola system;

—	to enhance the Company’s flexibility to make acquisitions with stock without impairing the Company’s favorable ownership and control structure;

—	to further align Mr. Harrison’s interests with those of the Company’s stockholders; and

—	in recognition of the Company’s historical practices for Mr. Harrison’s compensation.

Each performance unit represents the right to receive one share of Coke Consolidated class B common stock based on the achievement of specified corporate performance goals under the Annual Bonus Plan. For each of fiscal years 2009 through 2018, up to 40,000 performance units may vest in accordance with the following formula:

The following reflects the calculation of vested performance units for 2013.

Name	Vesting Target	x	Overall Goal Achievement Factor (Max. 100%)	=	Vested Performance Units
J. Frank Harrison, III	40,000	x	100%	=	40,000

The value realized by Mr. Harrison upon vesting of the 40,000 performance units was $3,373,600 based on the closing price of the Company’s common stock on March 4, 2014.

The overall goal achievement factor under the Annual Bonus Plan for 2013 was 102% (see pages 29 and 30 for a discussion of the overall goal achievement factor, including the corporate performance measures and goals used for determining the overall goal achievement factor); however, for purposes of calculating the number of performance units that vest in a given year, the overall goal achievement factor is limited to 100%.

If fewer than 40,000 performance units vest for any annual performance period, Mr. Harrison will automatically forfeit the unvested portion of the units for that performance period. No performance units were forfeited for 2013.

The award agreement does not provide for income tax reimbursements. If requested by Mr. Harrison, a portion of the award will be settled in cash as necessary to satisfy maximum statutory tax withholding requirements.

Officer Retention Plan

The Officer Retention Plan (“ORP”) provides the executive officers and certain key employees with a supplemental retirement benefit that increases each year until age 60 pursuant to a pre-determined schedule. The amount of the benefit is based on each participant’s position and level of responsibility, performance, and job tenure.

Historically, the Committee has emphasized retention as a key objective of the Company’s compensation program, and the ORP was implemented for the purpose of attracting and retaining officer talent until retirement and promoting a long-term perspective. The ORP is also provided in light of the Company’s historical practice of not using equity as a significant component of compensation (except for the CEO), and provides a significant benefit to the named executive officers. In connection with his election as President and Chief Operating Officer, Mr. Flint’s annual vested accrual amount under the ORP was increased to $500,000 beginning in 2013 and will continue through 2018 and increase to $625,000 in 2019, the year in which Mr. Flint will attain age 65. The material terms of the ORP are described beginning on page 42.

Supplemental Savings Incentive Plan

The Supplemental Savings Incentive Plan (“SSIP”) allows the executive officers to defer a portion of their annual salary and bonus. The Company may match up to 50% of the first 6% of salary deferred. The Company may also make additional discretionary contributions to the participants’ accounts.

Prior to 2006, participants could elect to receive a fixed annual return of up to 13% on their account balances. This provided participants with an above-market rate of return and resulted in a long-term fixed liability for the Company that was not contingent on its corporate performance. For these reasons, the Committee eliminated the option to receive a fixed rate of return for all deferrals and Company contributions made on or after January 1, 2006. The fixed rate of return option was not eliminated for deferrals and Company contributions made before January 1, 2006. The material terms of the SSIP are described beginning on page 43.

Other Benefits and Executive Compensation Policies

Pension Plan

The Company maintains a tax-qualified defined benefit pension plan. Effective June 30, 2006, no new participants may become eligible to participate in the plan and the benefits under the plan for existing participants, including the named executive officers, were frozen. Mr. Harris is not a participant in the pension plan because his employment with the Company began after June 30, 2006.

401(k) Savings Plan

The Company maintains a tax qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code for substantially all of its employees who are not part of collective bargaining agreements, including the named executive officers. Employee elective deferral contributions to the 401(k) plan are made on a pre-tax basis. Contributions by the named executive officers are limited by the Internal Revenue Code.

Severance and Change of Control

The Company’s senior executive officers, including the named executive officers, do not have employment agreements, but they are entitled to certain payments under the various plans described in this section in connection with a termination of employment or a change of control of the Company. With respect to termination of employment, each executive officer is entitled to certain payments upon termination without cause, voluntary resignation or termination due to death or disability. The terms of the severance provisions are described beginning on page 45.

Change of control benefits are provided to ensure that in the event of a friendly or hostile change of control, the Company’s executive officers will be able to advise the Board about the potential transaction, without being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change of control.

The Committee does not consider the change of control provisions in determining the forms or amounts of other compensation. The terms of the change of control provisions are described beginning on page 45.

Personal Benefits

The Company provides personal benefits to the named executive officers that management and the Committee believe are reasonable, competitive and consistent with the Company’s overall objective of attracting and retaining officer talent. The Committee believes the value of providing these benefits to the Company’s executive officers outweighs the cost of the benefits. The cost of these benefits to Coke Consolidated is reflected under All Other Compensation (Column (g)) in the Summary Compensation Table on page 37.

Each of the executive officers is provided with an annual flexible benefit allowance. Each executive officer has the flexibility to keep or spend the allowance and is not required to report to the Company how the allowance is spent. The Committee made this change to:

—	minimize decisions regarding the types of benefits provided;

—	give the executive officers choice and flexibility;

—	fix the Company’s expenses with respect to these types of benefits; and

—	eliminate inequity among executive officers.

Each of the named executive officers received an annual flexible benefit allowance for 2013. The amount of the allowance was $45,000 for Mr. Harrison and Mr. Elmore, $35,000 for Mr. Flint and $25,000 for Mr. Harris and Mr. Chambless. These amounts were determined based on the Company’s annual average costs of providing historical personal benefits that were replaced by the annual flexible benefit allowance, including the costs of prior income tax reimbursements paid in connection with the historical benefits.

The Company continues to pay long-term disability and life insurance premiums for the named executive officers, including life insurance premiums on some policies that were purchased to replace terminated split-dollar life insurance arrangements. For certain elements of compensation, the Company also pays income tax gross-ups to provide the full benefit of the compensation.

The Board requires the CEO to use the Company’s corporate aircraft whenever reasonable for both business and personal travel. This benefit increases the level of safety and security for Mr. Harrison and his family. Making the aircraft available to Mr. Harrison also allows him to efficiently and securely conduct business during both business and personal flights and eliminates the inefficiencies of commercial travel. The Board believes that the value of making the aircraft available to Mr. Harrison and his family, in terms of convenience, security and saving time, results in an efficient form of compensation for Mr. Harrison.

Other named executive officers may use the Company’s corporate aircraft for personal purposes with Mr. Harrison’s permission and subject to the oversight of the Committee and the Board. Depending on availability, family members of executive officers may travel on the corporate aircraft to accompany executives on business. There is nominal or no incremental cost to the Company for these passengers.

Tax and Accounting Considerations

The Committee considers the tax and accounting effects of compensation elements when designing the Company’s incentive and equity compensation plans. Under Section 162(m) of the Internal Revenue Code, a public company is generally not permitted to deduct non-performance-based compensation paid to a named executive officer to the extent the compensation exceeds $1 million in any year. Special rules apply for “performance-based” compensation. The Committee has designed the Annual Bonus Plan, the Long-Term Performance Plan, and the CEO’s performance unit award to maximize the deductibility of compensation paid to the named executive officers. In order to maintain flexibility in compensating executive officers, however, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Executive Compensation Tables

The following tables and related narratives present the compensation for the Company’s named executive officers in the format specified by the SEC.

I. 2013 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
J. Frank Harrison, III	2013	$903,716	$2,580,800	$926,331	$1,163,935	$765,167	$6,339,949
Chairman and Chief Executive Officer	2012	883,877	2,547,200	970,493	1,229,123	670,886	6,301,579
	2011	858,133	2,378,400	1,024,347	1,091,719	697,855	6,050,454
James E. Harris	2013	$472,191	—	$674,671	$200,000	$100,198	$1,447,060
Senior Vice President,	2012	460,125	—	728,140	200,000	88,820	1,477,085
Shared Services and	2011	444,105	—	618,444	200,000	83,387	1,345,936
Chief Financial Officer
Henry W. Flint	2013	$637,500	—	$1,146,574	$299,998	$90,343	$2,174,415
President and	2012	561,108	—	1,205,648	312,179	70,882	2,149,817
Chief Operating Officer	2011	527,821	—	1,077,563	304,350	77,481	1,987,215
William B. Elmore	2013	$692,551	—	$1,282,129	$750,010	$136,056	$2,860,746
Vice Chairman	2012	718,930	—	1,799,675	817,833	120,934	3,457,372
	2011	697,990	—	1,788,868	749,149	113,297	3,349,304
Robert G. Chambless	2013	$407,500	—	$512,170	$186,194	$68,658	$1,174,522
Senior Vice President, Sales, Field Operations and Marketing	2012	393,750	—	551,039	228,713	53,842	1,227,344

Salary (Column (c))

The amounts shown in the “Salary” column include amounts deferred by the executive officers under the 401(k) Savings Plan and Supplemental Savings Incentive Plan.

Stock Awards (Column (d))

The amounts shown in the “Stock Awards” column represent the grant date fair values of the 40,000 performance units awarded to the CEO and subject to vesting in each of 2013, 2012 and 2011. The grant date fair values of the awards are computed in accordance with FASB ASC Topic 718 based on the Committee’s expectations as of the grant dates regarding the probable level of achievement under the awards. The Committee assumed the maximum level of achievement under each of the awards. The assumptions made in determining the fair value of the performance unit awards are described beginning on page 88 of the Company’s Form 10-K for the fiscal year ended December 29, 2013.

Non-Equity Incentive Plan Compensation (Column (e))

The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent the performance-based cash awards earned under the Annual Bonus Plan and the 2011 Long-Term Plan, as follows:

Name	2013 Annual Bonus Plan	2011 Long-Term Plan	Total
Mr. Harrison	$926,331	—	$ 926,331
Mr. Harris	385,771	$288,900	674,671
Mr. Flint	663,000	483,574	1,146,574
Mr. Elmore	529,801	752,328	1,282,129
Mr. Chambless	271,420	240,750	512,170

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (f))

The following table breaks out the amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2013.

Name	Pension Plan (1)	Officer Retention Plan (2)	Nonqualified Deferred Compensation Earnings (3)	Total
Mr. Harrison	—	$1,071,349	$ 92,586	$1,163,935
Mr. Harris	—	200,000	—	200,000
Mr. Flint	—	292,929	7,069	299,998
Mr. Elmore	—	569,298	180,712	750,010
Mr. Chambless	—	183,928	2,266	186,194

(1)	The amounts shown in this column reflect the aggregate increase in the present value of each executive’s benefit under the Pension Plan from the beginning of the fiscal year to the end of the fiscal year. For fiscal 2013, the present value of each executive’s Pension Plan benefit decreased (primarily due to an increase in the interest rate used to determine such present value) by the following amount:

Name	Decrease in Present Value of Pension Plan Benefit
Mr. Harrison	$78,114
Mr. Harris	—
Mr. Flint	7,407
Mr. Elmore	52,906
Mr. Chambless	29,617

Additional information regarding the executive officer’s accumulated benefits under the Pension Plan is presented beginning on page 41.

(2)	The amounts shown in this column reflect the aggregate increase in the present value of each executive’s benefit under the Officer Retention Plan from the beginning of the fiscal year to the end of the fiscal year. Additional information regarding the executive officer’s accumulated benefits under the Officer Retention Plan is beginning on page 41.

(3)	The amounts shown in this column reflect the portion of annual earnings on each executive’s principal balance under the Supplemental Savings Incentive Plan that is deemed to be “above-market interest” under SEC rules. Additional information regarding the SSIP is presented beginning on page 43. The SSIP was amended in 2005 to eliminate the payment of above-market interest on salary deferrals and contributions made after 2005.

All Other Compensation (Column (g))

The following table describes each component of the “All Other Compensation” column for 2013. The amounts shown reflect the incremental cost to Coke Consolidated for each of the benefits.

Name	Supplemental Savings Incentive Plan	401(k) Savings Plan	Life Insurance	Disability Insurance	Income Tax Gross- Ups	Flexible Benefit Allowance	Personal Use of Corporate Aircraft	Directors Fees	Total
Mr. Harrison	$27,111	$12,750	$226,316	$15,284	$290,721	$45,000	$147,985	—	$765,167
Mr. Harris	14,166	12,750	5,356	14,377	5,107	25,000	6,242	$17,200	100,198
Mr. Flint	—	12,750	12,049	17,471	11,034	35,000	2,039	—	90,343
Mr. Elmore	20,777	12,750	23,081	14,036	20,068	45,000	344	—	136,056
Mr. Chambless	12,225	12,750	3,467	13,125	2,091	25,000	—	—	68,658

The following describes each of the personal benefits reflected in the above table:

Supplemental Savings Incentive Plan

The Company makes matching and discretionary contributions to the executives’ accounts under the Supplemental Savings Incentive Plan.

401(k) Savings Plan

The Company has the discretion to make matching contributions to the executives’ accounts under the 401(k) Savings Plan of up to 5% of each executive’s eligible compensation based on the Company’s 2013 performance. The Company funded all of the 5% discretionary matching contribution for 2013.

Disability and Life Insurance

The Company pays long-term disability, excess group life insurance and individual life insurance premiums for certain named executive officers, including life insurance premiums on some policies that were purchased to replace terminated split-dollar life insurance arrangements. Of the amount shown for Mr. Harrison, $222,704 was for premiums paid on (1) an individual whole-life policy that the Company agreed to provide to Mr. Harrison in 2003 in connection with the termination of a split-dollar life insurance arrangement and (2) a joint and survivor whole-life policy on Mr. Harrison and his spouse.

Income Tax Gross-Ups

The Company pays income tax gross-ups with respect to certain long-term disability and individual life insurance premiums and personal use of corporate aircraft.

Flexible Benefit Allowance

The Flexible Benefit Allowance is intended to establish an equitable distribution among the officer group of the monies spent on officer perquisites. Each executive officer has the flexibility to keep or spend the allowance and is not required to report to the Company how the allowance is spent.

Aircraft Usage

The incremental cost of personal use of the Company’s corporate aircraft is calculated based on the average cost of fuel, crew travel, on board catering, trip-related maintenance, landing fees and trip-related hangar and parking costs and other similar variable costs. Fixed costs that do not change based on usage, such as pilot salaries, home hangar expenses and general taxes and insurance are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use.

Directors Fees

This column reflects fees paid to Mr. Harris by South Atlantic Canners, Inc. for his service as a director of South Atlantic Canners. South Atlantic Canners is a manufacturing cooperative comprised of Coca-Cola bottlers in which the Company is a member.

II. 2013 Grants of Plan-Based Awards

The following table shows grants of plan-based awards made to the named executive officers in March 2013.

			Date of Initial Board Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)
Name	Plan (1)	Grant Date		Threshold ($)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Mr. Harrison	ABP	N/A	N/A	$45,408	$908,168	$2,043,378	—	—	—	—
	PU(4)	3/5/2013	2/27/2008	—	—	—	20,000	40,000	40,000	2,580,800
Mr. Harris	ABP	N/A	N/A	14,253	285,053	641,369	—	—	—	—
	LTPP	N/A	N/A	28,505	285,053	427,580	—	—	—	—
Mr. Flint	ABP	N/A	N/A	32,500	650,000	1,462,500	—	—	—	—
	LTPP	N/A	N/A	65,000	650,000	975,000	—	—	—	—
Mr. Elmore	ABP	N/A	N/A	25,971	519,413	1,168,679	—	—	—	—
	LTPP	N/A	N/A	51,150	511,500	767,250	—	—	—	—
Mr. Chambless	ABP	N/A	N/A	12,300	246,000	553,500	—	—	—	—
	LTPP	N/A	N/A	24,600	246,000	369,000	—	—	—	—

(1)	Incentive award opportunities were granted under the following plans in 2013:

ABP	2013 Annual Bonus Plan

PU	CEO’s Performance Unit Award Agreement

LTPP	2013 Long-Term Plan

The material terms of each plan are described in the “Compensation Discussion and Analysis” section beginning on page 25.

(2)	The target award amounts shown for the Annual Bonus Plan were computed using an individual performance factor of 1.0.

(3)	The maximum award amounts shown for the Annual Bonus Plan were computed using the maximum individual performance factor of 1.5.

(4)	Mr. Harrison was awarded 400,000 performance units in 2008. The performance units are subject to vesting in annual increments over a 10-year period beginning with 2009. Up to 40,000 performance units may vest each year based on the achievement of corporate performance goals established under the Annual Bonus Plan. Because the performance goals under the Annual Bonus Plan are set in the first quarter of each year, each 40,000 unit increment has an independent performance requirement and is considered to have its own service inception date, grant date and service period. Mr. Harrison does not have any voting rights or dividend rights with respect to the performance units until they vest and shares of class B common stock are issued.

III. Outstanding Equity Awards at Fiscal Year-End 2013

The following table shows the outstanding equity awards held by the named executive officers at the end of fiscal year 2013.

Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Harrison	240,000(2)	$17,515,200

(1)	The amount shown in this column is based on the closing price of Coke Consolidated common stock ($72.98) on December 27, 2013, the last trading day of fiscal 2013.

(2)

This amount reflects the number of unvested performance units, each with respect to one share of Coke Consolidated class B common stock, as of December 29, 2013 under the Performance Unit Award Agreement with Mr. Harrison. On March 4, 2014, the Committee determined that the fifth 40,000 share increment of the performance unit award vested in full based on the Company’s performance during fiscal 2013. As of March 4, 2014, there were 200,000 remaining unvested performance units subject to vesting in annual increments based on the Company’s performance during fiscal 2014 through fiscal 2018.

IV. 2013 Option Exercises and Stock Vested

The following table shows stock vested during the fiscal year ended December 29, 2013 for the named executive officers. None of the named executive officers hold stock options.

Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)
Mr. Harrison	40,000(2)	$2,580,800

(1)	The amount shown in this column is based on the closing price of Coke Consolidated common stock ($64.52) on March 5, 2013.

(2)	This amount reflects the number of shares of class B common stock that vested in fiscal 2013 under Mr. Harrison’s Performance Unit Award Agreement.

V. 2013 Defined Benefit Plans

The Company maintains a traditional, tax-qualified pension plan (the “Pension Plan”) for certain non-union employees, including the named executive officers. On June 30, 2006, the Pension Plan stopped accepting new participants and the benefits under the plan for existing participants were frozen. The Company also maintains the Officer Retention Plan, a supplemental nonqualified retirement plan (the “ORP”), for key executives, including the named executive officers. The following table provides information regarding the Pension Plan and ORP for fiscal 2013.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mr. Harrison	Pension Plan	30	$764,260	—
	Officer Retention Plan	23	13,278,441	—
Mr. Harris	Pension Plan	0	—	—
	Officer Retention Plan	6	1,200,000	—
Mr. Flint	Pension Plan	3	75,118	—
	Officer Retention Plan	10	2,707,071	—
Mr. Elmore	Pension Plan	22	490,037	—
	Officer Retention Plan	17	6,861,404	—
Mr. Chambless	Pension Plan	15	166,655	—
	Officer Retention Plan	8	792,857	—

(1)	The amounts shown in this column are the actual number of years the officer has been a participant in each plan. None of the named executive officers have been given credit under the plans for years of service in addition to their actual years of service.

(2)	The amounts shown in this column are the present values of each named executive officer’s accumulated benefits under the plans. See pages 89 to 93 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013 for a description of the valuation method and material assumptions used to determine the present values of the accumulated benefits under the Pension Plan. The present value of each named executive officer’s accumulated benefits under the ORP is determined in accordance with the terms of the ORP, as discussed below.

Pension Plan

The Pension Plan is a traditional, tax-qualified defined benefit plan. The benefits under the plan were frozen on June 30, 2006, and since that date no additional employees have become participants in the plan and no additional benefits have accrued. On June 30, 2006, all participants in the plan became fully vested in their accrued benefits under the plan.

Each participant’s accrued benefit is determined based on the participant’s “average compensation” as defined in the plan as of December 31, 2005 and “years of service” as defined in the plan as of June 30, 2006. As a tax-qualified pension plan, the maximum amount of compensation taken into account for each year under the terms of the plan is limited by the Internal Revenue Code. In 2006, this limit was $220,000. On December 29, 2013, the plan benefit of each of the named executive officers, except for Mr. Harris, was based on the maximum average compensation permitted by the plan and provides an accrued benefit equal to the amount shown in the above table under the “Present Value of Accumulated Benefit” column. Mr. Harris was hired in January 2008 after the plan was frozen, so he is not a participant in the plan.

Participants may retire at or after age 65 and receive their full benefit under the plan. Participants who have not reached age 65 but who have reached age 55 and have at least 10 years of service may retire and receive a reduced retirement benefit. Reductions for early retirement are 7.75% per year for the first 5 years and 4.00% per year for each additional year retirement is earlier than age 65. Mr. Harrison, Mr. Flint and Mr. Elmore are currently eligible for early retirement under the plan.

Benefits are payable as a single life annuity for participants who are single when payment of their plan benefit commences or as a 50% joint and survivor annuity over the life of the participant and spouse for participants who are married when payment of their plan benefit commences unless an optional form of payment is elected. Available optional forms of payment are an annuity payable in equal monthly payments for 10 years and thereafter for life, or a 75% or 100% joint and survivor annuity over the lives of the participant and spouse or other beneficiary. Benefits of $5,000 or less may be distributed in a lump sum. If a participant dies before the participant begins to receive retirement benefits, the surviving spouse will receive the value of a 50% joint and survivor benefit.

Officer Retention Plan

The Internal Revenue Code limits the amounts of compensation that may be considered and the annual benefits that may be provided under the Pension Plan. As such, the Company maintains the ORP, which is a supplemental nonqualified defined benefit plan, to provide some of the Company’s key executives, including the named executive officers, with retirement benefits in excess of IRS limitations as well as additional supplemental benefits.

Under the ORP, the named executive officers are entitled to the full amount of their accrued benefit under the plan upon reaching age 60, the normal retirement age under the plan. The amount of each participant’s normal retirement benefit is determined based on the participant’s position and level of responsibility, performance, and job tenure, and is specified in the participant’s individual agreement under the ORP.

Plan benefits are paid in the form of equal monthly installments over 10, 15 or 20 years, as elected by the participant upon joining the plan. The monthly installment amounts are computed using an 8% discount rate using simple interest compounded monthly.

The plan does not provide an early retirement benefit, but participants are eligible under certain circumstances to receive a benefit based on their vested accrued benefit upon death, total disability or severance. Participants are also eligible to receive a benefit upon a change of control occurring before age 60. The benefits payable upon death, total disability, severance or a change of control are described beginning on page 45.

In connection with his election as President and Chief Operating Officer, Mr. Flint’s annual vested accrual amount under the ORP was increased to $500,000 beginning in 2013 and will continue through 2018 and increase to $625,000 in 2019, the year in which Mr. Flint will attain age 65.

As of December 29, 2013, the estimated annual retirement benefit payable at age 60 for each of the named executive officers was as follows:

Name	Estimated Annual Retirement Benefit ($)	Number of Years Payable (#)
Mr. Harrison	$1,624,960	15
Mr. Harris	431,481	10
Mr. Flint	639,716	15
Mr. Elmore	1,150,617	10
Mr. Chambless	294,887	20

VI. 2013 Nonqualified Deferred Compensation

The Company maintains the Supplemental Savings Incentive Plan, a nonqualified deferred compensation plan (the “SSIP”), for its key executives, including the named executive officers. The following table provides information regarding the named executive officers’ accounts and benefits under the SSIP for 2013.

Name	Executive Contribution in Fiscal 2013 ($)(1)	Company Contributions in Fiscal 2013 ($)(2)	Aggregate Earnings in Fiscal 2013 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 29, 2013 ($)(4)
Mr. Harrison	$54,223	$27,111	$767,728	—	$5,714,985
Mr. Harris	28,331	14,166	38,493	$2,827	308,790
Mr. Flint	0	0	187,910	—	2,522,837
Mr. Elmore	41,553	20,777	1,080,233	130,839	8,893,005
Mr. Chambless	62,760	12,225	239,907	—	959,593

(1)	All amounts shown in this column are also reported in the “Salary” column of the Summary Compensation Table.

(2)	All amounts shown in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Of the amounts shown in this column, the following amounts are reported as above-market earnings on deferred compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Harrison—$92,586, Mr. Harris—$0, Mr. Flint—$7,069, Mr. Elmore—$180,712 and Mr. Chambless—$2,266.

(4)	Of the amounts shown in this column, the following amounts were reported in the Summary Compensation Tables of the Company’s proxy statements for previous years: Mr. Harrison—$2,404,839, Mr. Harris—$269,637, Mr. Flint—$1,972,743, Mr. Elmore—$3,254,484 and Mr. Chambless—$71,981.

The Company currently matches up to 50% of the first 6% of base salary deferred. The Company may also make discretionary contributions to participants’ accounts.

Participants are immediately vested in all amounts of salary and bonus deferred by them. The Company’s contributions to participants’ accounts, other than transition contributions, vest in 20% annual increments and become fully vested upon the completion of five years of service. The transition contributions vested in 20% annual increments from December 31, 2006 to December 31, 2010. All contributions made by the Company become fully vested upon retirement, death or a change of control.

Amounts deferred by participants and contributions made by the Company before January 1, 2006 are deemed invested in either a “fixed benefit account” or a “pre-2006 supplemental account,” at the election of the participant. Balances in the fixed benefit accounts earn interest at an annual rate of up to 13% (depending on the event requiring distribution and the participant’s age, years of service and initial year of participation in the plan). For named executive officers with fixed benefit accounts, the amounts reported in the above table under “Aggregate Earnings in Fiscal 2013” and “Aggregate Balance at December 29, 2013” were calculated assuming the maximum annual return of 13%.

Amounts deferred by participants and contributions made by the Company on or after January 1, 2006 are deemed invested in a “post-2005 supplemental account.” Balances in pre-2006 supplemental accounts and post-2005 supplemental accounts are deemed invested by participants in investment choices that are made available by the Company which are similar to the choices available under the 401(k) Savings Plan.

Balances in the fixed benefit accounts and pre-2006 supplemental accounts become payable, as elected by a participant, either upon “termination of employment” or on a date designated by the participant between the year the participant turns 55 and the year the participant turns 70. Amounts in the post-2005 supplemental accounts may be distributed, as elected by a participant, upon “termination of employment” or at a date designated by the participant that is at least two years after the year that a salary deferral or other contribution was made and not later than the year the participant turns 70. A “termination of employment” occurs upon the later of (1) a participant’s severance, retirement or attainment of age 55 while totally disabled and, (2) at the election of the plan administrator, the date when the participant is no longer receiving severance benefits.

Balances in the fixed benefit accounts and pre-2006 supplemental accounts are payable in equal monthly installments over 10 or 15 years, at the election of the participant. The monthly payment amount for a fixed benefit account is calculated using a discount rate that is equal to the applicable rate of interest on the account, as described above. The monthly payment amount for a pre-2006 supplemental account is calculated by dividing the vested account balance by the number of total monthly payments. Balances in the post-2005 supplemental accounts are payable in either a lump sum or in monthly installments over a period of 5, 10 or 15 years, at the election of the participant. The monthly payment for a post-2005 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments.

In the event of death or a change of control, all account balances become payable in either a single lump sum or in equal monthly installments over a period of 5, 10 or 15 years, at the election of the participant. In each case, the account balances and monthly payments are generally computed in the same manner as described above, except participants are deemed fully vested in their account balances, and, in the case of a change of control, balances and monthly payments for fixed benefit accounts are computed using the maximum 13% rate of return and 13% discount rate, respectively. Additional information regarding amounts payable to each of the named executive officers upon a termination of employment, death or change of control is provided in the following section.

VII. 2013 Potential Payments Upon Termination or Change of Control

The following table shows the estimated benefits payable to each named executive officer in the event of the executive officer’s termination of employment under various scenarios or a change of control of the Company. The amounts shown assume termination of employment or a change of control on December 29, 2013. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all salaried employees.

Name and Plans	Voluntary Resignation or Termination without Cause ($)	Termination for Cause ($)	Death ($)	Disability ($)	Retirement ($)(1)	Change of Control ($)
J. Frank Harrison, III
Officer Retention Plan(2)	$12,614,519	—	$13,278,441	$13,278,441	$12,614,519	$14,411,990
Supplemental Savings Incentive Plan(2)	5,714,985	$5,714,985	5,714,985	5,714,985	5,714,985	5,714,985
Performance Units(3)	—	—	—	—	—	2,919,200
Annual Bonus Plan	—	—	926,331	926,331	926,331	908,168

Total	$18,329,504	$5,714,985	$19,919,757	$19,919,757	$19,255,835	$23,954,343
James E. Harris
Officer Retention Plan(2)	$660,000	—	$1,200,000	$1,200,000	$660,000	$3,000,000
Supplemental Savings Incentive Plan(2)	308,790	$308,790	308,790	308,790	308,790	308,790
Annual Bonus Plan	—	—	385,771	385,771	—	282,053
Long-Term Performance Plan(4)	—	—	569,318	569,318	—	569,318

Total	$968,790	$308,790	$2,463,879	$2,463,879	$968,790	$4,160,161
Henry W. Flint
Officer Retention Plan(2)	$2,673,728	—	$2,707,071	$2,707,071	$2,673,728	$5,673,728
Supplemental Savings Incentive Plan(2)	2,478,411	$2,478,411	2,478,411	2,478,411	2,478,411	2,478,411
Annual Bonus Plan	—	—	663,000	663,000	—	650,000
Long-Term Performance Plan(4)	—	—	1,010,572	1,010,572	—	1,010,572

Total	$5,152,139	$2,478,411	$6,859,054	$6,859,054	$5,152,139	$9,812,711
William B. Elmore
Officer Retention Plan(2)	$6,175,263	—	$6,861,404	$6,861,404	$6,175,263	$8,000,000
Supplemental Savings Incentive Plan(2)	8,893,005	$8,893,005	8,893,005	8,893,005	8,893,005	8,893,005
Annual Bonus Plan	—	—	529,801	529,801	529,801	519,413
Long-Term Performance Plan(4)	—	—	1,405,630	1,405,630	1,405,630	1,405,630

Total	$15,068,268	$8,893,005	$17,689,840	$17,689,840	$17,003,699	$18,818,048
Robert G. Chambless
Officer Retention Plan(2)	$369,429	—	$792,857	$792,857	$369,429	$3,000,000
Supplemental Savings Incentive Plan(2)	926,064	$926,064	926,064	926,064	926,064	926,064
Annual Bonus Plan	—	—	271,420	271,420	—	246,000
Long-Term Performance Plan(4)	—	—	482,750	482,750	—	482,750

Total	$1,295,493	$926,064	$2,473,091	$2,473,091	$1,295,493	$4,654,814

(1)	Mr. Harrison, Mr. Flint and Mr. Elmore would have been eligible to receive payments under the SSIP upon retirement on December 29, 2013 because all of them have attained age 55. Mr. Harrison and Mr. Elmore would have been eligible to receive a payment under the Annual Bonus Plan upon retirement on December 29, 2013 because both have attained age 55 and completed 20 years of service. Mr. Elmore would have been eligible to receive a payment under the Long-Term Performance Plan upon retirement on December 29, 2013 because he has attained age 55 and completed 20 years of service.

(2)	Amounts shown for the ORP and SSIP assume payment as a lump sum as of December 29, 2013. Participants may elect to receive payments in monthly installments over 10, 15 or 20 years based on the present value of the benefit computed using applicable discount rates under the plan.

(3)	Amount reflects the vesting of 40,000 performance units. The value was determined by multiplying the number of vested performance units by the market price of Coke Consolidated common stock on December 27, 2013 ($72.98).

(4)	Amounts payable under the Long-Term Performance Plan were calculated using the actual level of achievement of the performance goals for the 2011-2013 performance period and assuming the achievement of target performance goals for the three-year performance periods ending in 2014 and 2015.

The Company’s executive officers, including the named executive officers, do not have any special employment or severance agreements. The executive officers are entitled, however, to certain payments (as illustrated in the above table) under the terms of the Company’s existing compensation and benefit plans in connection with the termination of their employment or a change of control of the Company. The following narrative describes the terms of those plans as they relate to a termination of employment or change of control.

Officer Retention Plan

The ORP, the material terms of which are described beginning on page 42, contains special provisions for severance, death, total disability or a change of control.

In the event of death or total disability, each participant becomes fully vested in the amount of their accrued benefit under the ORP.

Upon termination without cause or voluntary resignation, each participant’s accrued benefit is 50% vested until age 50, with the vesting percentage increasing by 5% each year after the age of 50 until fully vested at age 60. All rights to any benefits under the plan are forfeited if a participant is terminated for cause.

In connection with his election as President and Chief Operating Officer, Mr. Flint’s annual vested accrual amount under the ORP was increased to $500,000 beginning in 2013 and will continue through 2018 and increase to $625,000 in 2019, the year in which Mr. Flint will attain age 65.

In the event of a “change of control” of the Company, each participant is entitled to an amount equal to the normal retirement benefit otherwise payable to them at age 60 under the ORP. A “change of control” occurs under the ORP:

(a)	when a person or group other than the Harrison family acquires shares of the Company’s capital stock having the voting power to designate a majority of the Board;

(b)	when a person or group other than the Harrison family acquires or possesses shares of the Company’s capital stock having power to cast (i) more than 20% of the votes regarding the election of the Board and (ii) a greater percentage of the votes regarding the election of the Board than the shares owned by the Harrison family;

(c)	upon the sale or disposition of all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries outside the ordinary course of business other than to a person or group controlled by the Company or the Harrison family; or

(d)	upon a merger or consolidation of the Company with another entity where the Company is not the surviving entity.

The death benefit under the ORP is payable in a single lump sum. The other severance and change of control benefits are payable in equal monthly installments over 10, 15 or 20 years, as elected by the named executive officer. The amount of each monthly installment is computed using an 8% discount rate using simple interest compounded annually. The change of control benefit is also payable in a single lump sum at the election of each officer.

Under the ORP, each participant has generally agreed not to compete with the Company for three years after termination from employment for any reason. The non-compete provision does not apply to actions occurring after both a termination of employment and a change of control.

Supplemental Savings Incentive Plan

The SSIP also provides for the payment of the named executive officers’ vested account balances upon termination of employment, death or a change of control. A “termination of employment” occurs upon a participant’s severance, retirement or attainment of age 55 while totally disabled. The definition of a “change of control” is the same definition used for the ORP, as described above. The material terms of the SSIP, including the options to receive lump sum or installment payments, are described beginning on page 43.

Performance Unit Award Agreement

The material terms of the CEO’s Performance Unit Award Agreement are described beginning on page 33.

In the event of a “change of control,” 40,000 performance units will become immediately vested, subject to certain adjustments for stock dividends and other fundamental corporate transactions. The definition of a “change of control” is the same definition used for the ORP, as described above.

If Mr. Harrison’s employment terminates for any reason other than a change of control (including death or disability), all unvested performance units will lapse and be forfeited.

Annual Bonus Plan

The Annual Bonus Plan, the material terms of which are described beginning on page 28, provides for certain payments to the named executive officers in the event of a termination of their employment or a change of control.

In the event of total disability, retirement or death during any fiscal year, a participant is entitled to a pro-rata bonus based on the portion of the fiscal year completed by the participant and the actual overall goal achievement factor attained for that year.

In the event of a “change of control,” each participant would be entitled to a pro-rata portion of the participant’s target award under the Annual Bonus Plan based on the portion of the year completed.

The term “retirement” is defined in the Annual Bonus Plan as a participant’s termination of employment other than on account of death and (a) after attaining age 60, (b) after attaining age 55 and completing 20 years of service or (c) as the result of total disability. The definition of a “change of control” is the same definition used for the ORP, as described above.

Long-Term Performance Plan

The Long-Term Performance Plan, the material terms of which are described beginning on page 31, also provides for certain payments to the named executive officers in the event of a termination of their employment or a change of control.

In the event of the total disability, retirement or death of a participant after the completion of the first year of a performance period but prior to the end of a performance period, and in the event of the subsequent attainment of the performance goals applicable to such participant, a participant is entitled to a pro-rata award based on the portion of the performance period completed by the participant.

In the event of a “change of control,” each participant is entitled to a pro-rata portion of the participant’s target award for the performance period, based on the portion of the performance period completed.

The definition of “retirement” in the Long-Term Performance Plan is the same as the definition used in the Annual Bonus Plan, as described above. The definition of a “change of control” is the same as the definition used in the ORP, as described above.

Equity Compensation Plan Information

The following table provides information as of December 29, 2013, concerning the Company’s outstanding equity compensation arrangements as of that date.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	240,000	(1)	0	250,000	(2)
Equity compensation plans not approved by security holders	0		0	0

Total	240,000	(1)	0	250,000	(2)

(1)	Relates to the Performance Unit Award Agreement with Mr. Harrison that was approved by the Company’s stockholders on April 29, 2008. See Note 1 to table showing outstanding equity awards held by the named executive officers at the end of fiscal 2013 on page 40.

(2)	These shares of common stock are reserved for issuance pursuant to awards that may be made in the future under the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan approved by the Company’s stockholders on May 8, 2012.

Consideration of Risk Related to Compensation Programs

The Company has considered its compensation policies and practices for all employees and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated. As described in the “Compensation Discussion and Analysis” section beginning on page 25, the Compensation Committee and management have designed Coke Consolidated’s compensation program to achieve a number of goals, including the following:

—	Motivating executive officers to achieve Coke Consolidated’s annual and long-term strategic goals;

—	Appropriately taking into account risk and reward in the context of the Company’s business environment and long-range business plans;

—	Being affordable and appropriately aligned with stockholder interests; and

—

Achieving a reasonable balance across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives.

In light of these goals, the Compensation Committee, senior management and human resources personnel, have considered risk as they designed the various elements of the Company’s compensation programs.

The Company notes the following factors with respect to the determination that any risks arising from the compensation policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated:

—	The belief that the Company’s compensation programs are reasonably balanced across types of compensation and the various objectives they are designed to reward;

—

While Coke Consolidated does not engage in compensation benchmarking, the Company does retain a compensation consultant to conduct comparative studies of the Company’s executive compensation relative to peer companies;

—

The Annual Bonus Plan and the Long-Term Performance Plan provide for payouts based on the achievement of key financial goals under Coke Consolidated’s long-range strategic plan and provide for increased payout as financial performance increases and less or no payout as financial performance decreases. Awards under these plans do not provide for payouts based on individual transactions that could transfer liability to Coke Consolidated beyond the award date. In addition, the performance units awarded to the Chief Executive Officer vest based upon Coke Consolidated achieving the specified corporate performance goals under the Annual Bonus Plan;

—

The specific corporate performance goals for the Annual Bonus Plan and the Long-Term Performance Plan are initially developed based on the Company’s annual budget. The Chief Financial Officer, the Senior Vice President, Planning and Administration and the Treasurer then use financial models to determine the appropriate award criteria and target goals for each plan. The financial models and plan goals are reviewed with and approved by the Chairman and Chief Executive Officer and the President and Chief Operating Officer of Coke Consolidated before being presented to, reviewed with and approved by the Committee; and

—

Performance goals are generally based on corporate and individual performance and are not based on other goals that may create increased risk such as the performance of individual business units or the accomplishment of particular tasks where the income and risk from the task extend over a significantly longer period of time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and certain persons who beneficially own more than 10% of Coke Consolidated stock to file with the SEC initial reports of ownership and reports of changes in ownership of Coke Consolidated stock and other equity securities. Based solely on a review of reports filed with the SEC and written representations that no other reports were required, the Company believes that its executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during fiscal 2013.

Compensation Committee Interlocks and Insider Participation

H.W. McKay Belk, James H. Morgan and Dennis A. Wicker served on the Compensation Committee in fiscal 2013. None of the directors who served on the Compensation Committee in fiscal 2013 has ever served as one of the Company’s officers or employees or is or was a participant in fiscal 2013 in a related person transaction with the Company. During fiscal 2013, none of the Company’s executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on the Board or its Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and Coke Consolidated’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013.

Submitted by the Compensation Committee of the Board.

Dennis A. Wicker, Chairman

H. W. McKay Belk

James H. Morgan

Audit Committee Report

The primary purpose of the Audit Committee is to act on behalf of the Board in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and internal audit functions of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2013. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls.

During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for the fiscal year ended December 29, 2013 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board.

James H. Morgan, Chairman

H. W. McKay Belk

Sharon A. Decker

William H. Jones

Dennis A. Wicker

Proposal 2: Advisory Vote to Approve Executive Compensation

As required by Section 14A of the Exchange Act, Coke Consolidated is providing stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of its named executive officers (commonly known as a “say-on-pay” vote), which is described in the “Compensation Discussion and Analysis” (“CD&A”) and “Executive Compensation Tables” sections of this Proxy Statement. Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Coca-Cola Bottling Co. Consolidated approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables in this Proxy Statement.”

Coke Consolidated currently holds its say-on-pay vote every third year. Stockholders were most recently asked to approve the compensation of Coke Consolidated’s named executive officers at the Company’s 2011 Annual Meeting of Stockholders, and stockholders overwhelmingly approved the Company’s executive compensation with more than 97% of the votes cast in favor. Stockholders will have an opportunity to cast an advisory vote on the frequency of the say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will occur no later than 2017.

As described in detail in the CD&A, the Company’s executive compensation program is designed to balance the goals of attracting and retaining appropriate officer talent who are motivated to achieve the Company’s annual and long-term strategic goals while keeping the program affordable and appropriately aligned with stockholder interests. The Company believes that the executive compensation program accomplishes these goals in a way that is consistent with the purpose and core values of Coke Consolidated and the long-term interests of the Company and its stockholders and employees. Stockholders are urged to read the CD&A, along with the accompanying compensation tables and the related narrative disclosure, which more thoroughly discuss the Company’s compensation policies and procedures. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing the Company’s overall compensation philosophy.

The vote on this Proposal 2 regarding the compensation of the Company’s named executive officers is an advisory vote, which means that the stockholder vote on this Proposal is not binding on the Company or the Board. However, the Compensation Committee values the opinions expressed by Coke Consolidated’s stockholders and will carefully consider the outcome of the vote when making future executive compensation decisions for the Company’s named executive officers.

Approval, on an advisory basis, of the foregoing resolution requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated common stock and class B common stock present, in person or by proxy, and entitled to vote on Proposal 2.

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

Proposal 3: Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014. Coke Consolidated is presenting this appointment to its stockholders for ratification at the Annual Meeting.

PricewaterhouseCoopers LLP audited the Company’s consolidated financial statements and internal control over financial reporting for fiscal 2013. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm is not required. Coke Consolidated is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as Coke Consolidated’s independent registered public accounting firm for fiscal 2014 requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated common stock and class B common stock present, in person or by proxy, and entitled to vote on Proposal 3.

The Board unanimously recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s consolidated financial statements for the fiscal years ended December 29, 2013 and December 30, 2012 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	FY 2013	FY 2012
Audit Fees(1)	$752,887	$696,300
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	1,320,183	593,000

Total	$2,073,070	$1,289,300

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered by the independent registered public accounting firm for the audit of annual consolidated financial statements and reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. Audit Fees also consist of the aggregate fees billed for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	All Other Fees consist of fees for products and services provided by the independent registered public accounting firm other than for the services reported above in Audit Fees, Audit-Related Fees or Tax Fees. In FY 2013 and FY 2012, these fees relate to permitted services associated with various initiatives by the Company, including due diligence and other related activities associated with the Company’s proposed expansion of its franchised territory.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All such services provided in fiscal 2013 were approved by the Audit Committee. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

The Audit Committee has delegated pre-approval authority to its chairperson when necessary due to timing considerations. Any services approved by such chairperson must be reported to the full Audit Committee at its next scheduled meeting.

Additional Information

Stockholder Proposals for the 2015 Annual Meeting

If any stockholder wishes to present a proposal to the stockholders of Coke Consolidated at the 2015 Annual Meeting of Stockholders, such proposal must be received by the Company at its principal executive offices for inclusion in the proxy statement and form of proxy relating to the meeting on or before December 1, 2014. All stockholder proposals will need to comply with Rule 14a-8 of the Exchange Act. Pursuant to SEC rules, submitting a proposal will not guarantee that it will be included in the proxy materials.

If the Company receives notice of stockholder proposals after February 14, 2015, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals, without discussion of such matters in the proxy statement and without such proposals appearing as a separate item on the proxy card.

2013 Annual Report to Stockholders

This Proxy Statement is accompanied by the 2013 Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013. The 2013 Annual Report to Stockholders and the Form 10-K, which contains the audited consolidated financial statements and other information about the Company, are not incorporated in this Proxy Statement and are not to be deemed a part of the proxy soliciting material.

Copies of this Proxy Statement and the 2013 Annual Report to Stockholders are available at www.proxyvote.com and the investor relations portion of the Company’s website, www.cokeconsolidated.com. A printed set of these materials, including a copy of the Form 10-K for the fiscal year ended December 29, 2013, is also available to stockholders without charge upon written request to James E. Harris, Senior Vice President, Shared Services and Chief Financial Officer at Coca-Cola Bottling Co. Consolidated, P. O. Box 31487, Charlotte, North Carolina 28231.

COCA-COLA BOTTLING CO. CONSOLIDATED 4100 COCA-COLA PLAZA CHARLOTTE, NC 28211-3481	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 12, 2014. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 12, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Coca-Cola Bottling Co. Consolidated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M69346-P48844	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COCA-COLA BOTTLING CO. CONSOLIDATED			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Coke Consolidated’s Board of Directors recommends you vote FOR ALL of the following nominees:
1.	Election of Directors		☐	☐	☐
Nominees:
	01) J. Frank Harrison, III	07) Deborah H. Everhart
	02) H.W. McKay Belk	08) Henry W. Flint
	03) Alexander B. Cummings, Jr.	09) William H. Jones
	04) Sharon A. Decker	10) James H. Morgan
	05) William B. Elmore	11) John W. Murrey, III
	06) Morgan H. Everett	12) Dennis A. Wicker
Coke Consolidated’s Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain
2.	Advisory approval of the Company’s executive compensation.							☐	☐	☐
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
For address changes/comments, mark here. (see reverse for instruction)					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

M69347-P48844

COCA-COLA BOTTLING CO. CONSOLIDATED Annual Meeting of Stockholders May 13, 2014
This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoint(s) J. Frank Harrison, III, Henry W. Flint and Umesh M. Kasbekar, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock or Class B Common Stock of Coca-Cola Bottling Co. Consolidated that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Time, on Tuesday, May 13, 2014, at the Company’s Corporate Center located at 4100 Coca-Cola Plaza, Charlotte, NC 28211, or any adjournment or postponement thereof. The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof, exercising their discretion as set forth in the Notice of 2014 Annual Meeting of Stockholders and Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR ALL” NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side